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EXHIBIT 99.2

AGREEMENT AND PLAN OF MERGER

AMONG

INVERNESS MEDICAL INNOVATIONS, INC.

GERAS ACQUISITION CORP.

AND

OSTEX INTERNATIONAL, INC.

Dated as of September 6, 2002

i

4.29	Takeover Law	26
4.30	Collectibility of Accounts Receivable	26
4.31	Inventory	26
4.32	Accounting Policies	26
4.33	Backlog	26
4.34	Customers, Distributors and Suppliers	27
4.35	Product Liability and Warranty Matters	27
4.36	Equipment	28
4.37	Certain Business Practices	28
4.38	Disclosure	28
ARTICLE V—REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO		28
5.1	Existence; Good Standing; Authority	28
5.2	Authorization, Validity and Effect of Agreements	28
5.3	Capitalization	29
5.4	No Violation; Consents	30
5.5	SEC Documents	30
5.6	Reorganization	31
5.7	Litigation	31
5.8	Books and Records	31
5.9	Absence of Certain Changes	31
ARTICLE VI—COVENANTS		32
6.1	No Solicitation	32
6.2	Conduct of Business	34
6.3	Meeting of Shareholders	36
6.4	Additional Agreements	37
6.5	Proxy Statement; Registration Statement; Filing Cooperation	38
6.6	Financial and Other Statements	39
6.7	Listing Application	39
6.8	Affiliates	39
6.9	Expenses	40
6.10	Officers' and Directors' Indemnification	40
6.11	Access to Information; Confidentiality	40
6.12	Publicity	41
6.13	Advice of Changes	41
6.14	Delisting	41
6.15	Further Assurances	41
6.16	Tax-Free Reorganization	41
6.17	Section 16	42
6.18	Employee Benefit Matters	42
ARTICLE VII—CONDITIONS TO THE MERGER		42
7.1	Conditions to the Obligations of Each Party to Effect the Merger	42
7.2	Conditions to Obligations of the Company	43
7.3	Conditions to Obligations of Parent	43
ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER		44
8.1	Termination	44
8.2	Effect of Termination	46
8.3	Amendment	47
8.4	Extension; Waiver	47

ARTICLE IX—GENERAL PROVISIONS		47
9.1	Notices	47
9.2	Interpretation	48
9.3	Non-Survival of Representations, Warranties, Covenants and Agreements	48
9.4	Miscellaneous	48
9.5	Assignment	49
9.6	Severability	49
9.7	Choice of Law; Consent to Jurisdiction	49
9.8	Incorporation	49
9.9	Defined Terms	49

Company Disclosure Schedule

Section	Title
4.2	Authorization, Validity and Effect of Agreements
4.3	Capitalization
4.5	Other Interests
4.6	No Violation; Consents
4.7	SEC Documents; Absence of Liabilities
4.8	Litigation
4.9	Absence of Certain Charges
4.10	Taxes
4.12	Property
4.13	Intellectual Property
4.14	Environmental Matters
4.15	Compliance with Applicable Law
4.16	Material Contracts
4.17	Regulatory Matters
4.18	Employee Programs
4.19	Labor Relations and Employment
4.23	Insurance
4.28	Related Party Transactions
4.31	Inventory
4.32	Accounting Policies
4.33	Backlog
4.34	Customer, Distributors and Suppliers
4.35	Product Liability and Warranty Matters
4.36	Equipment
6.8	Affiliates
7.3	Conditions to Obligations of Parent

Parent Disclosure Schedule

Section	Title
5.4	No Violation; Consents
5.9	Absence of Certain Changes

EXHIBITS

Exhibit A:        Form of Affiliate Letter

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 6, 2002, by and among Inverness Medical Innovations, Inc., a Delaware corporation ("Parent"), Geras Acquisition Corp., a Washington corporation and a wholly owned subsidiary of Parent ("MergerCo"), and Ostex International, Inc., a Washington corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Section 9.9 hereof.

RECITALS

        WHEREAS, each of the respective Boards of Directors of Parent, MergerCo and the Company has approved and adopted an Agreement pursuant to which MergerCo will merge with and into the Company (the "Merger") in accordance with the Business Corporation Act of the State of Washington (the "WBCA") and, upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time will be entitled, subject to the terms and conditions hereof, to the right to receive shares of common stock, par value $.001 per share, of Parent (the "Parent Common Stock");

        WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (a) determined that the Merger is in the best interests of the Company and its shareholders and adopted this Agreement and approved the transactions contemplated or required by this Agreement, the Option Agreement, the Voting Agreement or the Loan Agreement, including the Merger (collectively, the "Transactions"), and (b) resolved to recommend approval by the shareholders of the Company of this Agreement and the Transactions;

        WHEREAS, the Board of Directors of each of Parent and MergerCo has, in light of and subject to the terms and conditions set forth herein, determined that the Merger is in the best interests of Parent and Merger Co and their respective shareholders and approved and adopted this Agreement and approved the Transactions;

        WHEREAS, as a condition to the willingness of Parent and MergerCo to enter into this Agreement, simultaneously with the execution of this Agreement, certain shareholders of the Company (the "Voting Agreement Shareholders") have entered into a Voting Agreement with Parent (the "Voting Agreement"), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder's shares of Company Common Stock in favor of the approval of the Transactions, upon the terms and subject to the conditions set forth in the Voting Agreement;

        WHEREAS, as an inducement to Parent to enter into this Agreement, the Company desires to enter into, and simultaneous with the execution and delivery hereof is entering into a stock option agreement (the "Option Agreement"), dated as of the date hereof with Parent, pursuant to which the Company shall grant to Parent an option to purchase shares of the Company Common Stock;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

        WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound, Parent, MergerCo and the Company hereby agree as follows:

ARTICLE I—THE MERGER

        1.1    The Merger.    Subject to the terms and conditions of this Agreement, and in accordance with the WBCA, at the Effective Time the Company and MergerCo shall consummate the Merger pursuant to which (a) MergerCo shall be merged with and into the Company and the separate corporate existence of MergerCo shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Washington and the WBCA, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the applicable provisions of Section 23B.11.060 of the WBCA.

        1.2    Closing.    The closing of the Merger (the "Closing") shall take place at 1:30 p.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver (subject to applicable law) of all of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII hereof (the "Closing Date"), at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts 02109, unless another time, date or place is agreed to by the parties hereto.

        1.3    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable after all of the conditions set forth in Article VII shall have been satisfied or, if permissible, waived, the parties will file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the WBCA and will make all other filings or recordings required under the WBCA in order to effect the Merger. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Washington, or at such subsequent date or time as MergerCo and the Company agree and specify in the Articles of Merger (the time the Merger becomes effective being herein referred to as the "Effective Time").

        1.4    Tax Consequences.    It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and (a)(2)(E) of the Code and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

        1.5    Articles of Incorporation; Bylaws.

          (a)    Articles of Incorporation.    At the Effective Time, the Articles of Incorporation of the Surviving Corporation shall be amended in their entirety to read as the Articles of Incorporation of MergerCo, until thereafter changed or amended as provided therein or by the WBCA, except that Article I thereof shall be amended to read as follows: "The name of the Corporation is Ostex International, Inc." The Articles of Incorporation of the Surviving Corporation shall not be inconsistent with Section 6.10 of this Agreement.

          (b)    Bylaws.    At the Effective Time, the Bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by the WBCA. The Bylaws of the Surviving Corporation shall not be inconsistent with Section 6.10 of this Agreement.

        1.6    Directors of the Surviving Corporation.    The directors of MergerCo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation immediately after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

        1.7    Officers of the Surviving Corporation.    The officers of MergerCo immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE II—EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

        2.1    Effect on Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of MergerCo, the Company or any holder of shares of Company Common Stock or shares of capital stock of MergerCo:

          (a)    Conversion Generally.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any such shares owned by Parent, MergerCo or any other Parent Subsidiary or the Company and, subject to Section 2.2, other than any Dissenting Shares, shall be canceled and shall be converted automatically into and represent solely the right to receive a number of shares of Parent Common Stock equal to the Conversion Ratio.

          (b)    Company Common Stock Owned by Parent or the Company.    Each issued and outstanding share of Company Common Stock owned by Parent, MergerCo or any other Parent Subsidiary or by the Company, immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

          (c)    MergerCo Shares.    Each share of common stock, par value $.001 per share, of MergerCo (the "MergerCo Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted automatically into and represent the right to receive one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

          (d)    Effect of Conversion on Company Common Stock.    All shares of Company Common Stock, when converted as provided in Section 2.1(a), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing such shares of Company Common Stock (each, a "Certificate") shall thereafter represent solely the right to receive shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 2.1(a) and 3.1(e). The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Article III hereof, shall only have the right to receive for their shares of Company Common Stock, shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 2.1(a) and 3.1(e).

          (e)    Change in Shares.    If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into, or exchanged for, a different number of shares or different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Conversion Ratio shall be correspondingly adjusted, if necessary, to provide the holders of Company Common Stock, Company Options and Company Warrants the same economic effect as contemplated by this Agreement prior to such event.

        2.2    Dissenters' Rights.    Notwithstanding anything in this Agreement to the contrary, with respect to each share, if any, of Company Common Stock as to which the holder thereof shall have properly complied with the provisions of Chapter 23B.13 of the WBCA as to dissenters' rights required to be complied with prior to the Effective Time (each, a "Dissenting Share"), such holder shall not be entitled to receive any consideration pursuant to Section 2.1 hereof, but instead shall be entitled to payment, solely from the Surviving Corporation, of the appraisal value of the Dissenting Shares to the extent permitted by and in accordance with the provisions of Chapter 23B.13 of the WBCA; provided, however, that (a) if any holder of Dissenting Shares, under the circumstances permitted by and in accordance with the WBCA, affirmatively withdraws such holder's demand for appraisal of such Dissenting Shares, (b) if any holder of Dissenting Shares fails to establish such holder's entitlement to dissenters' rights as provided in the WBCA or (c) if any holder of Dissenting Shares takes or fails to take any action the consequence of which is that such holder is not entitled to payment for such holder's shares under the WBCA, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares of Company Common Stock and such shares of Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into and represent solely the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all Company negotiations and proceedings with respect to such demands. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to Dissenting Shares without the written consent of Parent.

        2.3    Company Stock Options.

          (a)  Each option (collectively, the "Company Options") granted under the Company's Amended and Restated Stock Option Plan (the "Old Plan"), the Amended and Restated 1994 Stock Option Plan (the "1994 Plan") and the Amended and Restated Directors' Nonqualified Stock Option Plan (the "Directors' Plan" and, together with the Old Plan and the 1994 Plan, the "Company Stock Option Plans"), which is outstanding (whether or not then exercisable) as of immediately prior to the Effective Time and is held by a person who is a director or an employee at the Company immediately prior to the Effective Time and which has not been exercised or canceled prior thereto, shall, at the Effective Time, be assumed by Parent, subject to its terms (including acceleration of vesting that will occur as a consequence of this Merger according to the Company Stock Option Plans and the instruments governing the Company Options) and the provisions of this Section 2.3 (the "Assumed Options"). The Assumed Options shall not terminate in connection with the Merger and shall continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plans and agreements (as in effect immediately prior to the Effective Time) pursuant to which the Assumed Options were granted, except that (i) all references to the Company shall be deemed to be references to Parent and all references to shares of Company Common Stock shall be deemed to be references to shares of Parent Common Stock, (ii) each Assumed Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of the subject Assumed Option immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (iii) the exercise price per share of Parent Common Stock under such Assumed Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which the subject Assumed Option was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest cent, and (iv) the period of exercisability under each Assumed Option following termination of employment or, in the case of non-employee directors, termination of their service on the board of directors (including termination for retirement, death or total and permanent disability, but excluding termination for cause) shall be amended and deemed to continue for the entire remaining term of the Assumed Option. Parent shall (A) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Assumed Options pursuant to this Section 2.3, (B) promptly after the Effective Time issue to each holder of an Assumed Option a document evidencing the assumption and amendment by Parent of the

  Company's obligations with respect thereto under this Section 2.3 and (C) as soon as reasonably practicable after the Effective Time, but in no event later than fifteen (15) business days after the Effective Time, cause to be filed a registration statement or registration statements or amend an existing registration statement or registration statements on appropriate forms under the Securities Act relating to the Company Stock Option Plans then in effect and covering the shares of Parent Common Stock issuable upon exercise of the Assumed Options. Parent shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements for so long as any Assumed Options remain outstanding. All Company Options which are not Assumed Options shall terminate upon the Effective Time.

          (b)  The adjustments provided in this Section 2.3 with respect to any Assumed Options that are "incentive stock options" as defined in Section 422 of the Code shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

        2.4    Company Warrants.    At the Effective Time, Parent shall assume each Company Warrant (as defined in Section 4.3(a)) hereof in accordance with the terms (as in effect as of the date hereof) of such Company Warrant. From and after the Effective Time, (a) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares, (c) the per share exercise price under each such Company Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Conversion Ratio, rounded up to the nearest cent and (d) any restriction on the exercise of any Company Warrant shall continue in full force and effect and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged. Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such assumed Company Warrants pursuant to this Section 2.4 and (ii) promptly after the Effective Time issue to each holder of a Company Warrant outstanding at the Effective Time a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 2.4. The Company shall take all action that may be necessary (under the Company Warrants and otherwise) to effectuate the provisions of this Section 2.4 and to ensure that, from and after the Effective Time, holders of the Company Warrants have no rights with respect thereto other than those specifically provided therein.

        2.5    Associated Rights.    References in this Agreement to Company Common Stock shall include, unless the context requires otherwise, the associated preferred share purchase rights issued pursuant to the Rights Agreement dated as of January 21, 1997 between the Company and ChaseMellon Shareholder Services L.L.C., as Rights Agent (the "Rights Plan").

ARTICLE III—PAYMENT OF SHARES

        3.1    Payment for Shares of Company Common Stock.

          (a)  At or prior to the Effective Time, Parent shall deposit, or otherwise take all steps necessary to cause to be deposited, with Boston EquiServe or another bank or trust company designated by Parent (the "Exchange Agent"), certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 2.1 and paid pursuant to this Article III in exchange for the issued and outstanding shares of Company Common Stock.

          (b)  Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Parent Common Stock to which such holder shall be entitled and (B) a check representing the amount of cash in lieu of fractional shares, if any, plus the amount of any dividends, or distributions, if any, payable pursuant to paragraph (c) below, after giving effect to any required withholding tax. The Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or on any dividend or distribution, if any, payable to holders of Certificates pursuant to this Section 3.1. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares of Parent Common Stock plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued to such a transferee if the Certificate representing shares of such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (c)  Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made with respect to Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein; provided, however, that subject to the effect of applicable abandoned property, escheat and similar laws and applied tax and other laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

          (d)  At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares, if any, in accordance with this Section 3.1. Until surrendered as contemplated by this Section 3.1, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate and any dividends or other distributions to which such holder is entitled pursuant to Section 3.1(c).

          (e)  No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to Section 2.1(d), each holder of Company Common Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded down to the nearest cent, determined by multiplying (i) the average per share closing price of a share of Parent Common Stock as reported on the AMEX over the ten (10) trading days immediately preceding the Closing Date by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive under this Section 3.1.

          (f)    Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former shareholders of the Company six (6) months after the Effective Time shall be delivered to Parent. Any former shareholders of the Company who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their shares of Parent Common Stock and cash in lieu of fractional shares (plus dividends and distributions to the extent set forth in Section 3.1(c), if any), as determined pursuant to this Agreement, without any interest thereon. None of Parent, MergerCo, the Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or Parent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares (plus, to the extent applicable, dividends and distributions payable pursuant to Section 3.1(c)) to which the holders thereof are entitled, in each case without any interest thereon.

          (g)  Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

          (h)  Notwithstanding anything in this Article III to the contrary, no holder of Dissenters Shares shall be entitled under this Article III to receive any share of Parent Common Stock or any cash or other payments or distributions with respect to such Dissenters Shares.

ARTICLE IV—REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and MergerCo as follows:

        4.1    Existence; Good Standing; Authority.    The Company is a corporation duly incorporated and validly existing under the laws of the State of Washington and has paid all excise taxes required by the Washington Department of Revenue. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority and government approvals to own, operate, lease and encumber its properties and carry on its business as now conducted.

        4.2    Authorization, Validity and Effect of Agreements.    The Company has the requisite corporate power and authority to execute and deliver this Agreement, the Option Agreement, the Loan

Agreement and the Voting Agreement and enter into and perform its obligations hereunder and consummate the Transactions. The Company Board, by resolutions adopted by unanimous vote of the Board of Directors of the Company at a meeting duly called and held at which a quorum of not less than a majority of all of the directors of the Company was present and acting throughout, has duly (a) approved and adopted this Agreement, the Option Agreement, the Loan Agreement and Voting Agreement and the Transactions, which approval and adoption has not been rescinded or modified, (b) resolved to recommend this Agreement and the Merger to its shareholders for approval and (c) directed that this Agreement be submitted to its shareholders for consideration in accordance with the WBCA and this Agreement. In connection with the foregoing, the Company Board has unanimously approved this Agreement, the Option Agreement, the Loan Agreement and the Voting Agreement and the Transactions for purposes of Chapter 23B.19 of the WBCA such that the restrictions set forth in Section 23B.19.040 of the WBCA are not applicable to this Agreement, the Option Agreement, the Loan Agreement or the Voting Agreement or the consummation of the Transactions or to the Surviving Corporation or Parent or to any "affiliate" or "associate" of the Surviving Corporation (as those terms are defined in Section 23.B.19.040 of the WBCA), following the Merger. No other State of Washington takeover statute or similar statute or regulation is applicable to the Merger. Subject only to the approval of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock, the execution by the Company of this Agreement, the Option Agreement, the Loan Agreement and the Voting Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. As of the date hereof, all of the directors and the executive officers of the Company listed on Section 4.2 of the Company Disclosure Schedule have indicated that they presently intend to vote all shares of Company Common Stock that they beneficially own to approve this Agreement and the Transactions at the shareholders' meeting of the Company to be held in accordance with the provisions of Section 6.3. This Agreement, the Voting Agreement, the Loan Agreement and the Option Agreement have each been duly and validly executed and delivered by the Company and, assuming in the case of this Agreement and the Option Agreement due and valid authorization, execution and delivery thereof by Parent and MergerCo, each constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

        4.3    Capitalization.

          (a)  The authorized capital stock of the Company consists of Company Common Stock, Series A Junior Participating Preferred Stock, par value $.01 per share (the "Company Series A Preferred Stock"), and undesignated preferred stock, par value $.01 per share, of the Company (the "Company Undesignated Preferred Stock"). There are 50,000,000 shares of Company Common Stock authorized, and as of the date of this Agreement, (i) 12,581,216 shares of Company Common Stock were issued and outstanding and (ii) 4,554,504 shares of Company Common Stock have been authorized and reserved for issuance, of which 4,350,000 have been reserved for issuance for grant pursuant to the Company Stock Option Plans, subject to adjustment on the terms set forth in the Company Stock Option Plans and 204,504 shares of Company Common Stock have been authorized and reserved for issuance upon the exercise of the Company Warrants. There are 500,000 shares of Company Series A Preferred Stock authorized, of which no shares are issued and outstanding as of the date of this Agreement. There are 9,500,000 shares of Company Undesignated Preferred Stock authorized, of which no shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, there are outstanding options to purchase 2,711,864 shares of Company Common Stock under the Company Stock Option Plans and options to purchase 1,638,136 shares of Company Common Stock available for grant. As of the date of this Agreement, there are outstanding warrants to purchase 104,504 shares of Company Common Stock (the "Company Warrants").

          (b)  As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except for the Company Options (all of which have been issued under the Company Stock Option Plans) and the Company Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. Section 4.3(b) of the Company Disclosure Schedule sets forth a full list of the Company Options, including the name of the Person to whom such Company Options have been granted, the number of shares subject to each Company Option, the per share exercise price for each Company Option, the date of grant of each Company Option and the vesting schedule for each Company Option. At the Effective Time, pursuant to the Company Stock Option Plans, the Assumed Options will be fully vested and immediately exercisable.

          (c)  There are no agreements or understandings to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company. The Company is not under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

          (d)  Section 4.3(d) of the Company Disclosure Schedule sets forth a full list of the Company Warrants, including the name of the Person to whom each such Company Warrant has been issued, the number of shares subject to each Company Warrant, the per share exercise price for each Company Warrant, the date of grant of each Company Warrant and the vesting schedule for each Company Warrant.

        4.4    Subsidiaries.    The Company has no subsidiaries.

        4.5    Other Interests.    Except as set forth in Section 4.5 of the Company Disclosure Schedule, the Company does not own (beneficially or of record), directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities).

        4.6    No Violation; Consents.    Neither the execution and delivery by the Company of this Agreement, the Voting Agreement, the Loan Agreement or the Option Agreement, nor the performance by the Company of its obligations hereunder nor the consummation by the Company of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Company Charter or the Company Bylaws or the Company Rights Agreement. Except as set forth in Section 4.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement, the Voting Agreement, the Loan Agreement and the Option Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance ("Lien") upon any of the properties of the Company under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (a) any note, bond, mortgage, indenture or deed of trust or (b) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company is a party, or by which the Company or any of its properties is bound, except as otherwise individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the Closing or the performance of this Agreement by the Company. Other than the filings provided for in Article I of this Agreement and any filings, authorizations, orders and approvals as may be required under the HSR Act, the NASD and AMEX bylaws and rules and regulations, the Exchange Act, the Securities Act or applicable foreign laws and state securities and "Blue Sky" laws (collectively, the "Regulatory Filings"), the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations under this Agreement and the consummation of the Transactions do not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any one or more consents, approvals, or authorizations of, or declarations, filings or registrations with any governmental or regulatory authorities, individually or in the aggregate, would not be reasonably expected either to have a Company Material Adverse Effect or to prevent or delay the Closing or the performance of this Agreement by the Company.

        4.7    SEC Documents; Absence of Liabilities.

          (a)  The Company has filed all required forms, reports and documents with the SEC since January 1, 1999 (collectively, the "Company SEC Reports"), all of which were prepared in all material respects in accordance with the applicable requirements of the Sarbanes-Oxley Act of 2002, the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder in effect as of their respective filings dates (the "Securities Laws"). As of their respective dates, the Company SEC Reports (i) complied as to form in all respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed prior to the date of this Agreement which was superseded by and corrected in a subsequent Company SEC Report filed prior to the date of this Agreement. Each of the balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules), as superseded by or corrected in a subsequent Company SEC Report filed prior to the date of this Agreement, fairly presents the financial position of the Company as of its date and each of the statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules), as superseded by or corrected in a subsequent Company SEC Report filed prior to the date of this Agreement, fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company for the periods set forth therein, in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, in the case of unaudited statements, for the related notes and for normal year-end audit adjustments which will not be material in amount or effect.

          (b)  Except as and to the extent set forth on the balance sheet of the Company as of June 30, 2002 or otherwise disclosed in the notes thereto included in the Company Form 10-Q, the Company does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2002; (ii) liabilities and obligations incurred in connection with this Agreement and the Transactions contemplated hereby as and to the extent set forth in Section 4.7(b) of the Company Disclosure Schedule; and (iii) liabilities and obligations that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (c)  As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K) filed as an exhibit to the Company Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Company SEC Report or are not required to be filed with the SEC. The Company Form 10-K includes all "material contracts" to which the Company is a party except for (i) this Agreement, the Loan Agreement, the Voting Agreement and the Option Agreement, and (ii) those agreements set forth in Section 4.7(c) of the Company Disclosure Schedule.

        4.8    Litigation.    Except as set forth in Section 4.8 of the Company Disclosure Schedule, there is no claim, litigation, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would (a) have a Company Material Adverse Effect, (b) materially and adversely affect the Company's ability to perform its obligations under this Agreement or (c) prevent or delay the consummation of any of the Transactions. Except as set forth in Section 4.8 of the Company Disclosure Schedule, there is no claim, litigation, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened for which the Company is obligated to indemnify a third party.

        4.9    Absence of Certain Changes.    Except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement or as set forth in Section 4.9 of the Company Disclosure Schedule, since December 31, 2001, the Company has conducted its business only in the ordinary course of business consistent with past practice, and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to Company Common Stock; (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "Commitment") entered into by the Company outside of the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Transactions; (c) any material change in the Company's accounting principles, practices or methods, except as required by GAAP; (d) any event or development that individually or together with any one or more other events or developments has had or would reasonably be expected to have a Company Material Adverse Effect; or (e) any event or development that would individually or together with any one or more other events or developments reasonably be expected to prevent or materially delay the Closing or the performance of this Agreement by the Company.

        4.10    Taxes.

          (a)  The Company has timely filed all Tax Returns required to be filed by it (after giving effect to any filing extension granted by a Governmental Entity), and all such Tax Returns were (at the time they were filed) correct and complete in all respects, except where the failures to file Tax Returns or the failures of any Tax Returns to be correct and complete, individually or in the aggregate, have not had and would not have a Company Material Adverse Effect. The Company has paid all Taxes required to be paid, collected or withheld, except for Taxes for which adequate reserves for Taxes on the face of the financial statements contained in the Company Form 10-Q (rather than in any notes thereto) have been established in accordance with GAAP and except where the failure to pay such Taxes, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The most recent audited financial statements contained in the Company Form 10-K, on the face of such financial statements (rather than in any notes thereto) reflect an adequate reserve for all material unpaid Taxes of the Company (other than any reserve for deferred Taxes established to reflect differences between book and Tax income) for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP. No deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending or in effect. Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, the Company is not currently the beneficiary of any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes. No claim has ever been made in writing against the Company by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Company is not a party to any Tax sharing agreements and there are no liens for material amounts of Taxes on the assets of the Company except for statutory liens for current Taxes not yet due and payable.

          (b)  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (c)  No officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority. Section 4.10(c) of the Company Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1998, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal, state, local and foreign Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1997.

          (d)  The Company has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that would reasonably be expected to obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) does not have any liability for the Taxes of any Person (other than Taxes of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

          (e)  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) "closing agreement" as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) except as set forth in Section 4.10(e) of the Company Disclosure Schedule, prepaid amount received on or prior to the Closing Date.

          (f)    The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or §361.

          (g)  To the knowledge of the Company, there are no facts or circumstances relating to the Company, including any covenants or undertaking of the Company pursuant to this Agreement, that would prevent Perkins Coie LLP from delivering the opinion referred to in Section 7.2(e) as of the date hereof.

          (h)  The Company has no interests in real estate in the State of Washington, which, as a result of the execution of this Agreement or the consummation of the Transactions, would give rise to Washington real estate excise tax.

        4.11    Books and Records.

          (a)  The books of account and other financial records of the Company are true, complete and correct in all material respects, have been and are being maintained in all material respects in accordance with good business practices, GAAP and any other applicable legal and accounting requirements, and are accurately reflected in all material respects in the financial statements included in the Company SEC Reports.

          (b)  The minute books and other records of the Company have been made available to Parent and (i) on the date of this Agreement, contained in all material respects accurate records of all meetings held before August 29, 2002; and (ii) on the Closing Date, will contain in all material respects accurate records of all meetings held prior to the Closing Date, and, in each case, accurately reflect and will accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Company Board taken before such respective dates.

          (c)  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        4.12    Property.

          (a)  The Company does not own a fee interest in any real property.

          (b)  Section 4.12(b) of the Company Disclosure Schedule contains a list of all leases, subleases and other occupancy agreements, including all amendments, supplements, extensions and other modifications including the dates of such documents, the other parties thereto, any extension or expansion options and rent payable thereunder (the "Leases") for real property (the "Leased Real Property") to which the Company is the "tenant," "subtenant" or other lessee party. The Company has a good and valid leasehold interest in and to all of the Leased Real Property, free from all Liens, encroachments, encumbrances or other defects in title, except as described in Section 4.12(b) of the Company Disclosure Schedule and except for such Liens, encroachments, encumbrances or other defects in title which individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Lease is in full force and effect and is a valid, binding and enforceable obligation of the Company in accordance with its terms. There exists no material default or condition which, with the giving of notice, the passage of time or both, would reasonably be expected to become a material default of the Company under any Lease. The Company has previously delivered to Parent true and complete copies of all the Leases. Except as described in Section 4.12(b) of the Company Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the Transactions.

          (c)  The Leased Real Property constitutes all of the real property owned, leased, occupied or used by the Company in connection with the business of the Company. Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, other than the Company, there are no parties in possession or parties having any current or future right to occupy any of the Leased Real Property during the term of any Lease regarding such Leased Real Property. The Leased Real Property is sufficient and appropriate for the conduct of the business of the Company as it is currently conducted or as it is currently proposed to be conducted. To the knowledge of the Company (i) the Leased Real Property conforms in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations, (ii) all licenses and other approvals necessary to the current occupancy and use of the Leased Real Property have been obtained and are in full force and effect, and there have been no violations thereof that individually or in the aggregate have had or reasonably would be expected to have a Company Material Adverse Effect and (iii) there exists no breach or violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property which individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there is no pending or threatened condemnation proceeding affecting any portion of the Leased Real Property.

          (d)  Except as set forth in Section 4.12(d) of the Company Disclosure Schedule, the Company owns good title, free and clear of all Liens, to all property and assets necessary to conduct the business of the Company as currently conducted, except for (i) Liens reflected on the Company's consolidated balance sheet at December 31, 2001 included in the Company SEC Reports, (ii) Liens or imperfections of title which do not detract from the value or interfere with the present or presently contemplated use of the assets subject thereto or affected thereby, and (iii) Liens for current Taxes not yet due and payable. The Company, as lessee, has the right under valid and subsisting leases to use, possess and control all personalty leased by the Company as now used, possessed and controlled by the Company, as applicable.

        4.13    Intellectual Property.

          (a)    Ownership of Intellectual Property Assets.    Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company owns or has valid rights or licenses to use all of the Company Intellectual Property Assets. Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, all Company Intellectual Property Assets are free and clear of all mortgages, pledges, charges, liens, equities, security interests or other encumbrances, and the Company has the right to use without payment to a third party all of such Company Intellectual Property Assets. No claim is pending or, to the Company's best knowledge, threatened against the Company and/or its officers, employees or consultants to the effect that the Company's right, title and interest in and to any of the Company Intellectual Property Assets is invalid or unenforceable by the Company. Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, the Company is not aware of any information which would adversely affect the validity or enforceability of any of the Patents, Marks or Copyrights which constitute Company Intellectual Property Assets. All former and current employees, consultants and contractors of the Company who were involved in, or who contributed to, the creation or development of any of the Company Intellectual Property Assets have executed written instruments with the Company that assign to the Company all of such Person's rights to any inventions, improvements, discoveries, writings or information relating to the business of the Company constituting Company Intellectual Property Assets. Except as set forth in Section 4.13(a) of the Company Disclosure Schedule, no employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Company.

          (b)    Patents.    Section 4.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list and summary description of all issued Patents and patent applications constituting Company Intellectual Property Assets. All of such Patents and patent applications are currently in compliance with formal governmental legal requirements (including, without limitation, payment of filing, examination and maintenance fees and proofs of working or use) and are not subject to any maintenance fees or taxes or governmental actions falling due within ninety (90) days after the date of the Closing. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, all of such Patents are valid and enforceable. In each case where such an issued Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, no such issued Patent or patent application has been or is now involved in any interference, reissue, re-examination or opposition proceeding. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, to the Company's knowledge, there is no potentially interfering patent or patent application of any third party that has had or would reasonably be expected to have a Company Material Adverse Effect. All Products made, used or sold under the Patents have been marked with the proper patent notice.

          (c)    Trademarks.    Section 4.13(c) of the Company Disclosure Schedule sets forth a complete and accurate list and summary description of all Marks constituting Company Intellectual Property Assets. All such Marks that have been registered with the U. S. Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal governmental legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are, to the Company's knowledge, valid and enforceable in the jurisdictions in which they are registered and are not subject to any maintenance fees or taxes or governmental actions falling due within ninety (90) days after the date of the Closing. In each case where such a Mark is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, no such Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Company's knowledge, no such action is threatened against the Company with respect to any of such Marks. All Products and materials containing a Mark bear the proper notice where required by law.

          (d)    Copyrights.    The Company does not have any Copyrights registered with the U. S. Copyright Office.

          (e)    Trade Secrets.    The Company has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees and consultants of the Company and any other Persons with access to the Trade Secrets constituting Company Intellectual Property Assets) to protect the secrecy, confidentiality and value of the Trade Secrets constituting Company Intellectual Property Assets. To the knowledge of the Company, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets constituting Company Intellectual Property Assets have not been disclosed by the Company to any Person other than employees or contractors of the Company who had a need to know and use such Trade Secrets in the course of their employment or contract performance, or under confidentiality and non-disclosure agreements. To the knowledge of the Company, the Company has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of the Company, no third party has asserted that the use by the Company of any Trade Secret violates the rights of such third party.

          (f)    Exclusivity of Rights.    Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, the Company has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Company Intellectual Property Assets owned or exclusively licensed by the Company. Except as set forth in Section 4.13(f) of the Company Disclosure Schedule, the Company (i) has not licensed or granted to anyone rights of any nature to use any of the Company Intellectual Property Assets and (ii) is not obligated to and does not pay royalties or other fees to anyone for the Company's ownership, use, license or transfer of any of the Company Intellectual Property Assets.

          (g)    Licenses Received.    All licenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets are listed in Section 4.13(g) of the Company Disclosure Schedule other than licenses and agreements for commercial off-the-shelf computer software having a cost of less than $5,000 per seat or license. Except as set forth in Section 4.13(g) of the Company Disclosure Schedule: (i) all licenses or other agreements under which the Company is granted rights by others in Company Intellectual Property Assets are in full force and effect, (ii) to the knowledge of the Company, there is no material default under any such license or other agreement by any party thereto, and (iii) all of the rights of the Company under such licenses and other agreements are assignable without the consent of the licensor except, with respect to this clause (iii), as would not reasonably be expected to have a Company Material Adverse Effect. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Parent, and to the knowledge of the Company, the licensors under the licenses and other agreements under which the Company is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

          (h)    Licenses Granted.    All licenses or other agreements under which the Company has granted rights to others in Company Intellectual Property Assets are listed in Section 4.13(h) of the Company Disclosure Schedule. Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of the Company there is no material default thereunder by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Parent.

          (i)    Sufficiency.    The Company Intellectual Property Assets constitute all of the Intellectual Property Assets used in designing, creating and developing the Products and are all of the Intellectual Property Assets necessary for the operation of the Company's business as currently conducted and planned to be conducted.

          (j)    Infringement.    Except as set forth in Section 4.13(j) of the Company Disclosure Schedule, none of the Products developed, manufactured and sold by the Company, nor any process or know-how used by the Company in connection therewith, infringes or conflicts with any Copyright or Trade Secret of any Person, or to the Company's knowledge, infringes any Patent, Mark, or other proprietary right of any Person.

          (k)    Nondisclosure Contracts.    To the knowledge of the Company, each of the Nondisclosure Contracts is a valid and binding obligation of the other party thereto enforceable in accordance with its terms, and no such third party is in material breach of any such Nondisclosure Contract.

          (l)    Definitions.    For purposes of this Agreement,

              (i)  "Intellectual Property Assets" means:

              (A)  patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents");

              (B)  the names "OSTEOMARK," "OSTEX" (U.S. only) and "CTx", all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications (collectively, "Marks");

              (C)  copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights");

              (D)  know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, beta testing procedures and beta testing results (collectively, "Trade Secrets");

              (E)  goodwill, franchises, licenses, permits, consents, approvals, technical information and telephone numbers and claims of infringement against third parties (the "Rights"); and

              (F)  customer lists and telephone numbers, business strategies, outside analyst's plans and reports, outlooks, forecasts and other similar documents.

            (ii)  "Company Intellectual Property Assets" means all Intellectual Property Assets owned by the Company, used in the business of the Company as it is presently or presently proposed to be conducted or otherwise necessary for the development, manufacture, sale or distribution of the Products in the jurisdictions in which the Company is presently selling or distributing the Products. "Company Intellectual Property Assets" includes, without limitation, the Products.

            (iii)  "Products" means the Osteomark NTx test in its various formats and related documentation designed, manufactured, marketed, sold and/or distributed by the Company. A complete list of the Products owned or sold by the Company is provided in Section 4.13(l)(iii) of the Company Disclosure Schedule.

            (iv)  "Nondisclosure Contracts" means all nondisclosure and/or confidentiality agreements entered into between the Company and Persons in connection with disclosures by the Company relating to the Products and the other Company Intellectual Property Assets. A complete list of all Nondisclosure Contracts is provided in Section 4.13(l)(iv) of the Company Disclosure Schedule.

        4.14    Environmental Matters.

          (a)  The Company is in compliance with all Environmental Laws, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 4.14 of the Company Disclosure Schedule, there is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company under any Environmental Law. Except as set forth in Section 4.14 of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, any legal predecessor of the Company, has received any written notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and the Company has not transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 4.14 of the Company

  Disclosure Schedule, (i) the Company has no knowledge of any release on any real property owned or leased by the Company or any predecessor entity of Hazardous Materials in a manner that could result in an order to perform a response action or in material liability under the Environmental Laws, and (ii) to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or predecessor entity or facilities utilized by the Company.

          (b)    Definitions.    As used in this Section 4.14, (i) "Environmental Laws" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection; and (ii) "Hazardous Materials" means any "hazardous waste" as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in CERCLA and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof, pollutants or contaminants.

        4.15    Compliance with Applicable Law.    Except as set forth in Section 4.15 of the Company Disclosure Schedule, (a) the Company holds, and is in compliance with the terms of, all authorizations, certificates, certifications, clearances, notifications, consents, registrations, permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary or required for the current conduct of its business ("Company Permits"), (b) no fact exists or event has occurred, and no action or proceeding is pending or, to the Company's knowledge, threatened, that would reasonably be expected to result in a revocation, nonrenewal, termination, suspension or other impairment of any Company Permits, (c) the business of the Company is not being conducted in violation of any applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity, except for violations or possible violations that individually or in the aggregate, (i) have not had and would not reasonably be expected to have a Company Material Adverse Effect or (ii) will not delay or prevent the Closing, and (d) to the knowledge of the Company, (i) no investigation or review by any Governmental Entity with respect to the Company is pending or to the knowledge of the Company, threatened or has been undertaken within the past five (5) years and (ii) no Governmental Entity has indicated in writing to the Company an intention to conduct the same. For purposes of this Agreement, "Governmental Entity" means any federal, state, local or foreign government or governmental authority, agency or entity or any federal, state, local or foreign court of competent jurisdiction.

        4.16    Material Contracts.    Section 4.16 of the Company Disclosure Schedule contains a true, complete and correct list of all Material Contracts of the Company, complete and correct copies of which have been provided to Parent. Except as set forth in Section 4.16 of the Company Disclosure Schedule, all of the Material Contracts are valid, binding and in full force and effect and the Company is not in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its obligations under any of the Material Contracts. Except as set forth in Section 4.16 of the Company Disclosure Schedule, to the knowledge of the Company, no contracting party to any Material Contract (other than the Company) is in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its obligations under any of the Material Contracts. Except as set forth in Section 4.16 of the Company Disclosure Schedule, no contracting party to any Material Contract has notified (whether orally or in writing) the Company of its intention to terminate, cancel or modify such Material Contract or otherwise to reduce or change its activity thereunder so as to affect adversely the benefits derived, or currently expected to be derived, by the Company under such Material Contract. For purposes of this Agreement, "Material Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (each, a "Contract") to which the Company is a party or by which the Company or any of its properties or assets is bound:

          (a)  relating to the acquisition, transfer, development, or sharing of any Intellectual Property Asset (except for any Contract pursuant to which any Intellectual Property Asset is licensed to the Company under any third party software license generally available to the public);

          (b)  that provides for indemnification by the Company of any officer, director, employee or agent of the Company;

          (c)  imposing any restriction on the right or ability of the Company (i) to compete with any other Person, (ii) to acquire any product or other asset or any services from any other Person, or (iii) to develop, sell, supply, distribute, offer, support, service any product or any technology or asset to or for any other Person;

          (d)  containing any standstill or similar provisions;

          (e)  (i) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (ii) directly or indirectly benefiting any Governmental Entity;

          (f)    requiring that the Company give any notice or provide any information to any Person prior to considering or accepting any proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Proposal or any of the Transactions;

          (g)  that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $50,000 annually, or contemplates or involves the performance of services having a value in excess of $50,000 annually;

          (h)  that is a "material contract" that is or would be required to be filed as an exhibit to an annual report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K of the SEC; or

          (i)    that has had or would be reasonably expected to have or result in a Company Material Adverse Effect.

        4.17    Regulatory Matters.

          (a)  The Company has established and administers a compliance program (including a written compliance policy) applicable to the Company (i) to assist the Company and the directors, officers and employees of the Company in complying with applicable regulatory guidelines (including, without limitation, those administered by the FDA and the U.S. Centers for Disease Control and Prevention and any other foreign, federal, state or local governmental or regulatory authority performing functions similar to those performed by the FDA or the U.S. Centers for Disease Control and Prevention) applicable to the Company or its business and (ii) to provide compliance policies governing applicable areas for medical device companies (including, without limitation, pre-clinical and clinical testing, product design and development, product testing, product manufacturing, product labeling, product storage, pre-market clearance and approval, advertising and promotion, product sales and distribution, medical device reporting regulations, and record keeping).

          (b)  The Company (i) is in compliance with the provisions of all laws relating to the regulation of the Company's Products, including the FDC Act, CLIA and all state laws comparable to the FDC Act, the rules and regulations promulgated thereunder and all rules and regulations promulgated by the FDA and all comparable state regulatory authorities, except for instances of noncompliance which are not known to the Company and would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect, and (ii) has had no liabilities, debts, obligations or claims asserted against it, whether accrued, absolute, contingent or otherwise, and whether due or to become due, on account of regulatory matters relating to the Company, its business or its Products or the manufacture and/or sales thereof. All applications, submissions, information, claims and statistics and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for authorizations, approvals, certificates, waivers, certifications, clearances, exemptions, notifications, consents, orders, registrations, licenses or permits relating to the Company, its business and its Products, when submitted are true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the appropriate regulatory body. All experiments, human or otherwise, performed in connection with or as the basis for any regulatory approval required for the Products have been performed in accordance with appropriate research and study design, and all required protocols and consents and any conclusions derived therefrom are scientifically supported. The claims allowed by the FDA for the Products are valid and supported by proper research design, testing, analysis and disclosure.

          (c)  The Company's activities and relevant facilities, as well as, to the Company's knowledge, its suppliers, distributors and other intermediaries, are in compliance with all applicable requirements of CLIA, the FDC Act and implementing FDA regulations, including without limitation, the registration, listing labeling and manufacturing requirements of 21 C.F.R. Parts 801, 807, 809.10 and 820, all to the extent applicable to in vitro diagnostic products and devices, except for noncompliance which is not known to the Company and would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The Company is in compliance with, and current in the performance of, any obligation arising under any consent decree, consent agreement, or warning letter issued by or entered into with the FDA or other notice, response or commitment made to the FDA or any comparable Governmental Entity. The Company has disclosed to Parent any warning letters, untitled (or "notice of violation") letters, or similar notices, or other correspondence relating to the Company's compliance status under applicable legal requirements from the FDA within the last three (3) years.

          (d)  The Company has no ongoing nonclinical laboratory studies of Products and all such past studies have been conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, any reporting requirements thereof) and with accepted standards of good laboratory practice, except for instances of noncompliance which are not known to the Company and would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. All clinical trials of the Products conducted by or on behalf of the Company have been and are being conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, any reporting requirements thereof) and with accepted standards of good clinical practice except for instances of noncompliance which are not known to the Company and would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

          (e)  All biological products being manufactured, distributed, or developed by the Company that are subject to the jurisdiction of the FDA are being manufactured, labeled, stored, tested, distributed, and marketed in compliance with all applicable requirements under the FDC Act, the Public Health Service Act, and their respective applicable implementing regulations, except for instances of noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (f)    Except as set forth in Section 4.17(f) of the Company Disclosure Schedule, there are no nonclinical, pre-clinical or clinical trials or studies being conducted by or on behalf of the Company. All pre-clinical trials and clinical trials conducted by or on behalf of the Company have been, and are being conducted in material compliance with the applicable requirements of Good Clinical Practice, Informed Consent, and all applicable requirements relating to protection of human subjects contained in 21 C.F.R. Parts 50, 54 and 56, except for instances of noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          (g)  The Company has provided Parent with copies of any and all notices of inspectional observations, establishment inspection reports and any other documents received from Governmental Entities, that indicate or suggest lack of compliance with the regulatory requirements of such Governmental Entities. The Company has made available to Parent for review all correspondence to or from all Governmental Entities, minutes of meetings, written reports of phone conversations, visits or other contact with Governmental Entities, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from Governmental Entities, or prepared by or which bear in any way on the Company's compliance with regulatory requirements of Governmental Entities, or on the likelihood of timing of approval of any Products.

          (h)  Neither the Company nor, to the knowledge of the Company, any of its officers, employees or agents has committed any act, made any statement, or failed to make any statement, that would be reasonably expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

          (i)    The Company has not been convicted of any crime or engaged in any conduct that could result in debarment under 21 U.S.C. Section 335a or any similar state law or regulation.

          (j)    There are no proceedings pending with respect to a violation by the Company of the FDC Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States Governmental Entity that reasonably might be expected to result in criminal liability.

          (k)  The Company is in compliance with all applicable registration and listing requirements set forth in 21 C.F.R. Parts 801 and 809.10 for in vitro diagnostic devices and all similar applicable laws, except for instances of noncompliance which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

        4.18    Employee Programs.

          (a)  Section 4.18 of the Company Disclosure Schedule sets forth a list of every Employee Program that has been maintained by the Company or an Affiliate at any time during the three (3) year period ending on the Closing Date.

          (b)  Each Employee Program which has ever been maintained by the Company or an Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section (or is within the applicable IRS remedial amendment period related thereto) and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). To the knowledge of the Company, no event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

          (c)  Neither the Company nor any Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any Affiliate that would result in a material liability. With respect to any Employee Program ever maintained by the Company or any Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of ERISA or Code Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or to the Company's knowledge threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described in Section 4.18 of the Company Disclosure Schedule).

          (d)  Neither the Company nor any Affiliate has ever maintained an Employee Program subject to Title IV of ERISA. Neither the Company nor any Affiliate has ever contributed to or been obligated to contribute to a Multiemployer Plan and neither the Company nor any Affiliate has ever had any collectively bargained employees. None of the Employee Programs ever maintained by the Company or any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

          (e)  With respect to each Employee Program maintained by the Company within the three (3) years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have been made available to Parent or its representatives: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three (3) most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the three (3) most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all correspondence to and from any state or federal agency within the last three (3) years with respect to such Employee Program, other than correspondence in the ordinary course of administration.

          (f)    Each Employee Program required to be listed in Section 4.18 of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the Affiliate to so amend, terminate or otherwise modify such Employee Program.

          (g)  Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in material compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act and/or state "Blue Sky" laws.

          (h)  Each Employee Program ever maintained by the Company or an Affiliate has complied in all material respects with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

          (i)    For purposes of this section:

              (i)  "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including, without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

            (ii)  An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

            (iii)  An entity is an "Affiliate" of the Company if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

            (iv)  "Multiemployer Plan" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

        4.19    Labor Relations and Employment.

          (a)  There is no labor strike, picketing of any nature, material labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or to the knowledge of the Company, threatened against or affecting the Company. There are no union claims or demands to represent or question concerning representation with respect to any of the employees of the Company or Contingent Workers (as defined in Section 4.19(c)), the Company has no collective bargaining obligations with respect to any of its employees or Contingent Workers, and there are no current union organizing activities among the employees of the Company or Contingent Workers. The Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Company.

          (b)  The Company employs a total of approximately 48 full-time employees and one part-time employee. The Company does not employ a total of 100 or more employees (excluding employees who work less than 20 hours per week or who have worked for the Company less than six of the last twelve months) and will not have employed 100 or more employees at any point during the 90 days prior to and including the Closing Date. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. The Company is not delinquent in any payments to any of its employees or Contingent Workers for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Contingent Workers. Except as set forth in Section 4.19(b) of the Company Disclosure Schedule, there are no grievances, demands, complaints or charges with respect to employment or labor matters (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) pending or to the knowledge of the Company threatened in any judicial, regulatory or administrative forum, or under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). None of the Company's employment policies or practices is currently being audited or investigated, or to the Company's knowledge is subject to imminent audit or investigation, by any federal, state or local government agency. The Company is not subject to any consent decree, court order or settlement in respect of any labor or employment matters. No arbitration or similar proceeding with respect to employment matters is pending or threatened and, to the knowledge of the Company, no claim therefor has been asserted. Except as set forth in Section 4.19(b) of the Company Disclosure Schedule, the Company does not have any policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of the Company's employees. The Company is, and at all time since its formation it has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986.

        (c)    Except as set forth on Section 4.19(c) of the Company Disclosure Schedule, the Company does not employ or use any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the Company (collectively, "Contingent Workers"). To the extent that the Company employs or uses Contingent Workers, it has properly classified and treated them in accordance with applicable laws and for purposes of all benefit plans and perquisites.

        4.20    Vote Required.    The affirmative vote of the holders of two-thirds of the shares of Company Common Stock outstanding on the record date for the Company shareholders' meeting is the only vote of the holders of any class or series of the Company's capital stock or other equity interest in the Company necessary to approve and adopt this Agreement and to approve the Merger and the other Transactions.

        4.21    No Brokers.    The Company has not entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained SG Cowen Securities Corporation ("SG Cowen") as its financial advisor in connection with the Transactions. Other than the foregoing arrangements, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

        4.22    Opinion of Financial Advisor.    The Board of Directors of the Company has received, and has furnished to Parent a copy of the written opinion of SG Cowen to the effect that, as of the date of the approval of this Agreement and the Merger by the Company Board, the Merger Consideration is

fair to the holders of Company Common Stock from a financial point of view, and the Company has furnished to Parent a copy of such opinion.

        4.23    Insurance.    The Company is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged. Except as disclosed in Section 4.23 of the Company Disclosure Schedule, each insurance policy to which the Company is a party is in full force and effect and will not require any consent as a result of the consummation of the Transactions. The Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or would permit termination, material modification or acceleration, under such policies; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general. Copies of all material insurance policies maintained by the Company, including but not limited to fire and casualty, general liability, product liability, business interruption and professional liability policies have been made available to Parent.

        4.24    Reorganization.    As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.25    Company Rights Agreement.    The Shareholder Rights Agreement, dated as of January 21, 1997 (the "Company Rights Agreement"), has been amended to provide that the execution, delivery and performance of this Agreement, the Voting Agreement, the Option Agreement and the consummation of the Merger and the other Transactions will not cause any change, effect or result under the Company Rights Agreement, which is adverse to the interests of Parent or any of its affiliates, including, without limitation, causing Parent or any of its affiliates to become an "Acquiring Person" (as defined in the Company Rights Agreement) under the Company Rights Agreement. Without limiting the generality of the foregoing, the Company represents that it has taken all necessary actions to (a) render the Company Rights Agreement inapplicable to the Merger, this Agreement, the Option Agreement, the Voting Agreement and the Transactions, (b) ensure that (i) neither Parent nor MergerCo, nor any of their affiliates, shall be deemed to have become an Acquiring Person (as such term is defined in the Company's Rights Agreement) pursuant to the Company Rights Agreement by virtue of the execution of this Agreement, the Option Agreement or the Voting Agreement, the consummation of the Merger or the consummation of the other Transactions and (ii) a Distribution Date (as such term is defined in the Company Rights Agreement) or similar event does not occur by reason of the execution of this Agreement and the Voting Agreement, the Option Agreement or the consummation of the Merger, or the consummation of the other Transactions and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall be immediately prior to the Effective Time.

        4.26    Ownership of Parent Common Stock; Affiliates and Associates.    As of the date hereof, the Company does not beneficially own, directly or indirectly, and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of Parent.

        4.27    Compliance with the HSR Act.    No Person, directly or indirectly through fiduciaries, agents, controlled entities or other means, holds fifty percent (50%) or more of the outstanding voting securities of, or has the contractual right to designate fifty percent (50%) or more of the directors of, the Company. In addition, the Company (a) did not produce or derive annual sales or revenues in excess of $10,000,000 for the year ended December 31, 2001 and (b) has less than $10,000,000 in total assets, as stated on the last regularly prepared balance sheet of the Company.

        4.28    Related Party Transactions.    The Company has not entered into any agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or commitment or undertaking of any nature with any of its officers, directors or holders of more than five percent of the Company's outstanding Common Stock, except pursuant to the Company Stock Option Plans and employment agreements, severance agreements, consulting agreements and Company Warrants in each case as set forth in Section 4.28 of the Company Disclosure Schedule.

        4.29    Takeover Law.    Assuming that the only shares of Company Common Stock which may be deemed to be owned (beneficially or of record) by Parent are shares subject to the Voting Agreement and the Option Agreement, the execution, delivery and performance of this Agreement, the Voting Agreement, the Option Agreement and the consummation of the Transactions will not violate or conflict with, and are exempt from, any provisions of Chapter 23B.19 of the WBCA.

        4.30    Collectibility of Accounts Receivable.    All of the accounts receivable of the Company shown in the financial statements included or incorporated by reference in the Company SEC Reports or acquired thereafter are valid obligations arising from sales actually made or services actually performed by the Company in the ordinary course of business. Except as reserved against in the financial statements included or incorporated by reference in the Company SEC Reports, such accounts receivable are or will be collectible in full and are not subject to any setoff or counterclaim (other than returns in the ordinary course of business of the Company). The Company has no accounts or loans receivable from any Person which is affiliated with the Company or from any director, officer or employee of the Company.

        4.31    Inventory.    Except as set forth in Section 4.31 of the Company Disclosure Schedule, all inventory of the Company, including, without limitation, raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items which have been ordered or purchased by the Company, including, without limitation, inventory shown in the financial statements included or incorporated by reference in the Company SEC Reports or acquired thereafter (collectively, "Inventory"): (a) was acquired or manufactured in the ordinary course of business consistent with past practice; (b) is of good and merchantable quality, free of any defect or deficiency; (c) is saleable or usable for the purposes for which intended; (d) is not damaged or obsolete, except as fully reserved against in the financial statements included or incorporated by reference in the Company SEC Reports; and (e) is valued on the books of account and the financial statements included or incorporated by reference in the Company SEC Reports, in accordance with GAAP. The financial statements included or incorporated by reference in the Company SEC Reports contain all material inventory reserves that are appropriate in accordance with GAAP and the Company's historical inventory policies. The Company has good and valid title to all of its Inventory, free and clear of all Liens, other than as set forth in Section 4.31 of the Company Disclosure Schedule.

        4.32    Accounting Policies.    The accounting policies, including without limitation, those policies related to revenue recognition, utilized by the Company in preparing the Company's financial statements are as set forth in Section 4.32 of the Company Disclosure Schedule and are in conformity with GAAP. All estimates made by management in connection with the preparation of such financial statements in accordance with these accounting policies are set forth in Section 4.32 of the Company Disclosure Schedule. The financial statements included or incorporated by reference in the Company SEC Reports were prepared in accordance with such accounting policies and management estimates.

        4.33    Backlog.

          (a)  As of the date hereof, the Company has a backlog of firm orders for the sale or lease of products or services, for which revenues have not been recognized by the Company, as set forth in Section 4.33(a) of the Company Disclosure Schedule. None of such orders have been, or to the knowledge of the Company are threatened to, or otherwise likely to be, cancelled.

          (b)  A summary of shipments and orders received by the Company during the six-month period from January 2002 through June 2002, as disclosed in Section 4.33(b) of the Company Disclosure Schedule, is, as of the date hereof, true, correct and complete. Section 4.33(b) of the Company Disclosure Schedule sets forth for each month in the six-month period (i) the current backlog, (ii) shipments made during each month and (iii) the orders received for each month.

        4.34    Customers, Distributors and Suppliers.

          (a)  Section 4.34(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the largest customers, representatives and distributors (whether pursuant to a commission, royalty or other arrangement) who, in the aggregate, accounted for more than 80% of the sales of the Company for the fiscal year ended December 31, 2001, showing, with respect to each, the name, address and dollar amount involved (collectively, the "Customers and Distributors"). Section 4.34(a) of the Company Disclosure Schedule is a complete and accurate list of the suppliers of the Company to whom during the fiscal year ended December 31, 2001, the Company made payments aggregating $50,000 or more, showing, with respect to each, the name, address and dollar amount involved (the "Suppliers"). The relationships of the Company with their Customers, Distributors and Suppliers are good commercial working relationships and, to the knowledge of the Company, neither the announcement of the Transactions nor the consummation thereof will adversely affect any of such relationships. Except as set forth in Section 4.34(a) of the Company Disclosure Schedule, no Customer, Distributor or Supplier has cancelled, materially modified, or otherwise terminated its relationship with the Company, or has decreased materially its usage or purchase of the services or products of the Company or its services, supplies or materials furnished to the Company since December 31, 2001, nor, to the knowledge of the Company, does any Customer, Distributor or Supplier have any plan or intention to do any of the foregoing.

          (b)  Except as set forth in Section 4.34(b) of the Company Disclosure Schedule, the Company is not a party to any oral or written agreement or arrangement with any customer, supplier or distributor related to the offering of discounts, extended warranties, service contracts, bundling of any Products, rights of return or any other similar agreements or arrangements.

        4.35    Product Liability and Warranty Matters.    There are no facts, events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans known to the Company which would reasonably be expected to give rise to any liability or obligation or otherwise form the basis of any claim based on or related to any product that is or was designed, formulated, manufactured, processed, distributed, sold or placed in the stream of commerce by the Company or any service provided by or on behalf of the Company. There are no existing or to the knowledge of the Company threatened product liability, warranty, failure to adequately warn or any other similar claims against the Company for products or services provided by the Company. To the Company's knowledge, there are no statements, citations, correspondence or decisions by any Governmental Entity stating that any of the Company's products is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There have been no written notices of recall served on the Company by any such Governmental Entity with respect to any of the Company's products. All products, including the packaging and advertising related thereto, which were designed, formulated, manufactured, processed, distributed, sold or placed in the stream of commerce by the Company or any services provided by or on behalf of the Company complied with applicable permits, applicable laws or applicable industry or customer standards and there have not been and there are no material defects or deficiencies in such services or products. There is no (a) fact relating to any Product that may impose upon the Company a duty to recall any Product or a duty to warn customers of a defect in any Product, (b) latent or overt design, manufacturing or other defect in any Product, or (c) liability for warranty or other claims or returns with respect to any Product except in the ordinary course of business. Except as set forth in Section 4.35 of the Company Disclosure Schedule, no notice of claim has been served against the Company for renegotiation or price re-determination of any business transaction, and to the Company's knowledge, there are no facts upon which any such claim could be based. Section 4.35 of the Company Disclosure Schedule sets forth all written warranties made by the Company in respect of its Products.

        4.36    Equipment.    Except as set forth in Section 4.36 of the Company Disclosure Schedule, all of the material machinery, equipment and tangible personal property and assets owned by the Company and regularly used in the conduct of its business are in good operating condition and repair, reasonable wear and tear excepted, and is adequate for its intended purpose. There is no material asset used or required by the Company in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

        4.37    Certain Business Practices.    No director, officer, agent or employee of the Company, has, directly or indirectly, on behalf of the Company (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company, which the Company, knew or had reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

        4.38    Disclosure.    The representations, warranties and statements by the Company in this Agreement, the Company Disclosure Schedule, the Voting Agreement, the Option Agreement and the certificates delivered pursuant hereto do not contain any untrue statement of a material fact and, when taken together with each other, do not omit to state a material fact necessary to make such representations, warranties and statements, in the light of the circumstances under which they are made, not misleading.

ARTICLE V—REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGERCO

        Each of Parent and MergerCo represents and warrants to the Company as follows:

        5.1    Existence; Good Standing; Authority.    Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. MergerCo is a corporation duly incorporated and validly existing and under the laws of the State of Washington. Each of Parent and MergerCo is duly licensed or qualified to do business as a foreign corporation and is in corporate good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and MergerCo and each Material Parent Subsidiary has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

        5.2    Authorization, Validity and Effect of Agreements.    Each of Parent and MergerCo has the requisite corporate power and authority to enter into the Transactions and to execute and deliver this Agreement, the Option Agreement, the Loan Agreement and the Voting Agreement and enter into and perform its obligations hereunder and consummate the Transactions. The Board of Directors of Parent (the "Parent Board") has approved this Agreement, the Merger, the Loan Agreement and the other Transactions. The Board of Directors of MergerCo and the shareholder of MergerCo have approved this Agreement, the Merger, the Loan Agreement and the other Transactions. The execution by Parent and MergerCo of this Agreement and the Loan Agreement, as applicable, and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Parent and MergerCo. This Agreement has been duly and validly executed and delivered by each of Parent and MergerCo, and assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding obligation of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms. The Loan Agreement has been duly and validly executed and delivered by Parent, and assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding obligation of Parent, enforceable against Parent in accordance with its terms.

        5.3    Capitalization.

          (a)  The authorized capital stock of Parent consists of Parent Common Stock, series A convertible preferred stock, par value $0.001 per share (the "Parent Series A Preferred Stock"), and undesignated preferred stock, par value $0.001 per share (the "Parent Undesignated Preferred Stock"). There are 50,000,000 shares of Parent Common Stock authorized, and as of the date of this Agreement, (i) 11,509,112 shares of Parent Common Stock were issued and outstanding and (ii) 4,659,618 shares of Parent Common Stock have been authorized and reserved for issuance, of which 2,996,509 have been reserved for issuance for grant pursuant to Parent's 2001 Stock Option and Incentive Plan (the "Parent Stock Option Plan") subject to adjustment on the terms set forth in the Parent Stock Option Plan, 619,370 shares have been reserved for issuance upon the exercise of outstanding stock options to purchase Parent Common Stock that were not granted under the Parent Stock Option Plan, 481,644 shares have been reserved for issuance pursuant to the Parent's Employee Stock Purchase Plan and 562,095 shares of Parent Common Stock were authorized and reserved for issuance upon the exercise of the Parent Warrants. There are 5,000,000 shares of Parent Preferred Stock authorized, of which 2,666,667 shares have been designated as Parent Series A Preferred Stock and 2,005,407 shares are issued and outstanding as of the date of this Agreement. There are 2,333,333 shares of Parent Undesignated Preferred Stock authorized, of which no shares are issued and outstanding as of the date of this Agreement. There are outstanding options to purchase 1,914,863 shares of Parent Common Stock under the Parent Stock Option Plan and options to purchase 1,081,646 shares of Parent Common Stock available for grant. As of the date of this Agreement, there are outstanding warrants to purchase 562,095 shares of Parent Common Stock (the "Parent Warrants").

          (b)  As of the date of this Agreement, Parent had no shares of Parent Common Stock reserved for issuance other than as described above. The authorized capital stock of MergerCo consists of 1,000 shares of MergerCo Common Stock, of which 1,000 shares were outstanding as of the date of this Agreement and held by Parent. MergerCo is a direct wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby. All issued and outstanding shares of capital stock of each of Parent and MergerCo are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Neither Parent nor MergerCo has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent or MergerCo on any matter. Except for the Parent Options and Parent Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate Parent to issue, transfer or sell any shares of capital stock of Parent. Parent is the owner, directly or indirectly, of all outstanding shares of capital stock of each Parent Subsidiary free and clear of all liens, pledges, security interests, claims and other encumbrances and all such shares are duly authorized, validly issued, fully paid and nonassessable.

        5.4    No Violation; Consents.

          (a)  Neither the execution and delivery by Parent and MergerCo of this Agreement, nor the performance by Parent and MergerCo of their obligations hereunder in accordance with the terms hereof, nor the consummation by Parent and MergerCo of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Parent Certificate or the Parent Bylaws. Except as set forth in Section 5.4 of the Parent Disclosure Schedule or as would not have a Parent Material Adverse Effect or prevent or materially delay the Closing or the performance of this Agreement by the Parent and MergerCo, the execution and delivery by the Parent and MergerCo of this Agreement, the performance by Parent and MergerCo of their obligations hereunder and the consummation by Parent and MergerCo of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Parent under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (a) any note, bond, mortgage, indenture or deed of trust existing on the date hereof or (b) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent is a party, or by which Parent or any of its properties is bound, existing on the date hereof. Other than the Regulatory Filings, and based upon the accuracy of the Company's representation and warranty contained in Section 4.27 hereof, the execution and delivery of this Agreement by Parent and MergerCo, the performance of this Agreement by Parent and MergerCo and the consummation of the Transactions do not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain one or more consents, approvals or authorizations of, or declarations, filings or registrations with, any governmental or regulatory authorities, individually or in the aggregate, would not be reasonably expected either to have a Parent Material Adverse Effect or to prevent or delay the Closing or the performance of this Agreement by Parent.

        5.5    SEC Documents.

          (a)  Parent has filed all required forms, reports and documents with the SEC since November 21, 2001 (collectively, the "Parent SEC Reports"), all of which were prepared in all material respects in accordance with the Securities Laws. As of their respective dates, the Parent SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (b) of the preceding sentence does not apply to any misstatement or omission in any Parent SEC Report filed prior to the date of this Agreement which was superseded by and corrected in a subsequent Parent SEC Report filed prior to the date of this Agreement. Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules), as superseded by or corrected in a subsequent Parent SEC Report filed prior to the date of this Agreement, fairly presents the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules), as superseded by or corrected in a subsequent Parent SEC Report filed prior to the date of this Agreement, fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved except, in the case of unaudited statements, for the related notes and for normal year-end audit adjustments which will not be material in amount or effect.

          (b)  Except as and to the extent set forth on the balance sheet of Parent as of June 30, 2002 included in Parent's Form 10-Q for the quarter then ended or otherwise disclosed in the notes thereto, such Form 10-Q or any Form 8-K filed by Parent from June 30, 2002 to the date of this Agreement, Parent, as of the date of this Agreement, does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (i) liabilities or obligations incurred in the ordinary course of business consistent with past practice since June 30, 2002; (ii) liabilities and obligations incurred in connection with this Agreement and the Transactions or in connection with the Asset Purchase Agreement by and among Parent, Medpointe, Inc. and the other parties named therein dated as of August 7, 2002, the related agreements and the transactions contemplated thereby; and (iii) liabilities and obligations that individually or in the aggregate have not had or would not reasonably be expected to have a Parent Material Adverse Effect.

          (c)  As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K) filed as an exhibit to Parent's Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Parent SEC Report or are not required to be filed with the SEC.

        5.6    Reorganization.    As of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        5.7    Litigation.    Except as set forth in the Parent SEC Reports, there is no claim, litigation, suit, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against the Parent, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would (a) have a Parent Material Adverse Effect, (b) materially and adversely affect the Parent's ability to perform its obligations under this Agreement or (c) prevent or delay the consummation of any of the Transactions. Except as set forth in the Parent SEC Reports, there is no claim, litigation, suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened for which Parent obligated to indemnify a third party.

        5.8    Books and Records.

          (a)  The books of account and other financial records of Parent are true, complete and correct in all material respects, have been and are being maintained in all material respects in accordance with good business practices, GAAP and any other applicable legal and accounting requirements, and are accurately reflected in all material respects in the financial statements included in the Parent SEC Reports.

          (b)  The minute books and other records of Parent have been made available to the Company and, (i) on the date of this Agreement, contained in all material respects accurate records of all meeting held before August 29, 2002; and (ii) on the Closing Date, will contain in all material respects accurate records of all minutes of all meetings held prior to the Closing Date, and, in each case, accurately reflect and will accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Parent Board taken before such respective dates.

        5.9    Absence of Certain Changes.    Except as disclosed in Parent SEC Reports filed and publicly available prior to the date of this Agreement or as set forth in Section 5.9 of the Parent Disclosure Schedule, there has not been, since June 30, 2002: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to Parent capital stock or securities; (b) any material change in Parent's accounting principles, practices or methods, except as required by GAAP; (c) any event or development that individually or together with any one or more other events or developments has had or would reasonably be expected to have a Parent Material Adverse Effect; or (d) any event or development that would individually or together with any one or more other events or developments reasonably be expected to prevent or materially delay the Closing or the performance of this Agreement by Parent.

ARTICLE VI—COVENANTS

        6.1    No Solicitation.

          (a)  The Company represents and warrants that it has terminated, and caused its affiliates, and its and their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives to terminate, any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal and will promptly request the return or destruction of all Confidential Information regarding the Company provided to any third party prior to the date of this Agreement pursuant to the terms of any confidentiality agreements entered into in connection with any such Acquisition Proposal. Except as permitted by this Agreement, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than Parent or MergerCo), regarding an Acquisition Proposal, or (iii) enter into any agreement, arrangement or understanding regarding an Acquisition Proposal or requiring it to abandon, terminate or fail to consummate the Transactions. Notwithstanding the foregoing, at any time prior to the date on which this Agreement is approved by the shareholders of the Company at the meeting referred to in Section 6.3, in response to an Acquisition Proposal that the Board of Directors has in good faith concluded (following the receipt of the advice of its outside counsel and its financial advisor) is, or is reasonably likely to result in a Superior Proposal that did not result from a breach of this Section 6.1, the Company may (x) furnish non-public information with respect to the Company and the Company Subsidiaries to the Person who made such Acquisition Proposal pursuant to a confidentiality agreement at least as restrictive as the terms contained in the Confidentiality Agreement and (y) participate in discussions or negotiations with such Person regarding such Acquisition Proposal, if the Company Board determines in good faith (based on the advice of its outside legal counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law.

          (b)  The Company Board shall not (i) withhold, withdraw or modify, or propose to withhold, withdraw or modify, in a manner adverse to Parent or MergerCo, its approval or adoption of this Agreement or the Merger or its recommendation thereof to its shareholders, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) approve or recommend, or propose to approve or recommend, or execute or enter into a letter of intent, agreement in principle, definitive agreement or other agreement relating to an Acquisition Proposal (other than a confidentiality agreement described in the last sentence of Section 6.1(a) hereof), or (iv) resolve to do any of the foregoing. Notwithstanding the foregoing, the Company Board may withdraw, or propose to withdraw, in a manner adverse to Parent or MergerCo, its approval or recommendation of this Agreement or the Merger (and in the case of a Superior Proposal that is a tender or exchange offer made directly to its shareholders, may recommend that its shareholders accept the tender or exchange offer) if, in response to a Superior Proposal that has not been withdrawn and that did not otherwise result from a breach of this Section 6.1, the Company Board shall have determined in good faith (based on advice of its outside legal counsel) that failing to take such action would constitute a breach of its fiduciary duties under applicable law; provided, however, that prior to taking any such action, the Company shall have given Parent at least five business days written notice of the Company Board's intention to take such action and the opportunity to meet with the Company, its financial advisors and its legal counsel. Nothing contained in this Section 6.1(b) shall limit the Company's obligation to hold and convene the meeting of the Company's shareholders referred to in Section 6.3 and submit proposals to adopt and approve this Agreement and the Merger to the Company's shareholders for approval at such meeting (including, without limitation, regardless of whether the recommendation or approval of the Company Board of this Agreement or the Merger shall have been withdrawn). In any case in which the Company withdraws its recommendation of this Agreement or the Transactions pursuant to this Section 6.1(b), recognizing that special circumstances, as provided in Section 23B.11.030 of the WBCA, exist in light of the provisions of this Section 6.1(b), the Company shall submit this Agreement and the Transactions to a vote of its shareholders with no recommendation as permitted by Section 23B.11.030(2) of the WBCA.

          (c)  The Company shall promptly (and in any event within 24 hours) advise Parent and MergerCo orally and in writing of any Acquisition Proposal (including any amendments or proposed amendments thereof), or any request or inquiry received by the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, including, in each case, the identity of the Person making any such Acquisition Proposal, request or inquiry and the terms and conditions thereof, and shall provide to Parent and MergerCo any written materials (including facsimile transmission and emails) received by the Company or any of its officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives in connection therewith. The Company shall keep Parent and MergerCo fully informed of the status of the discussions related to such Acquisition Proposal, request or inquiry, including, without limitation, by promptly (and in any event within 12 hours) providing Parent with all written materials that it receives in connection with any such Acquisition Proposal, request or inquiry. The Company agrees not to release any Person from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party (other than the Confidentiality Agreement).

          (d)  Nothing contained in this Section 6.1 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

          (e)  As used in this Agreement, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company representing fifteen percent (15%) or more of the assets of the Company, (iii) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifteen percent (15%) or more of the votes associated with the outstanding securities of the Company, (iv) tender offer or exchange offer in which any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Company Common Stock, (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction that is substantially similar in form, substance and purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the other Transactions.

        6.2    Conduct of Business.

          (a)    General.    Except as specifically permitted by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement in accordance with its terms or to the Effective Time, the Company shall:

              (i)  subject to Section 6.1 and this Section 6.2, report to Parent on a regular basis on material operational matters and any proposals to engage in material transactions;

            (ii)  subject to Section 6.1 and this Section 6.2, promptly notify Parent of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or normal course of the Company's business, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein; and

            (iii)  promptly deliver to Parent true and correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement.

          (b)    Conduct by the Company.    During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement in accordance with its terms, or the Effective Time, except as specifically permitted by this Agreement, unless Parent has consented in writing thereto, the Company shall use its reasonable best efforts to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted and use its reasonable best efforts to preserve intact its business organizations and goodwill and keep available the services of its executive officers and material employees. Notwithstanding the foregoing, the Company shall not except as expressly contemplated or permitted by this Agreement, or to the extent Parent shall otherwise consent in writing:

            (i)    (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, (B) split, combine or reclassify any of its capital stock or (C) repurchase, redeem or otherwise acquire any of its securities, except for the acquisition of shares of Company Common Stock from holders of Company Options and Company Warrants in full or partial payment of the exercise price payable by such holders upon exercise of Company Options and Company Warrants (if such repurchase, redemption or acquisition is permitted on the date hereof);

            (ii)    authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including without limitation, stock appreciation rights) other than the issuance of Company Common Stock upon the exercise of Company Options or Company Warrants existing on the date hereof in accordance with their present terms;

            (iii)    acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business that are material to the Company (whether by asset acquisition, stock acquisition or otherwise);

            (iv)    incur any amount of indebtedness for borrowed money other than in connection with purchases of equipment not in violation of subsection (xii) below under lines of credit existing prior to the date of this Agreement, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any assets, create or suffer any Lien thereupon except in connection with the Transactions;

            (v)    pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice or (B) in connection with the Transactions;

            (vi)    change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to Parent prior to any such change);

            (vii)    except as required by law, (A) enter into, adopt, amend or terminate any Company benefit plan, (B) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers, or (C) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company benefit plan or arrangement as in effect as of the date hereof;

            (viii)    adopt any amendments to the Company Charter or the Company Bylaws;

            (ix)    adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization of the Company;

            (x)    settle or compromise any material litigation (whether or not commenced prior to the date of this Agreement);

            (xi)    waive any rights under or amend the Company Rights Agreement, except as expressly contemplated by Section 4.25 hereof;

            (xii)    authorize, commit to or make any equipment purchases or capital expenditures other than in the ordinary course of business and consistent with past practice and in an amount not in excess of $50,000, in the aggregate;

            (xiii)    with respect to Taxes of or affecting the Company, make, change or revoke any election, change any accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, fail to timely file any Tax return, take a position on a Tax return not in keeping with prior practice or take or omit to take any other action, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission is outside the ordinary course of business or could have the effect of increasing the present or future Tax liability or decreasing any present or future Tax asset of the Company;

            (xiv)    except as required by law, (i) enter into, adopt, amend or increase in any material respect benefits under any Employee Program, (ii) enter into, adopt, materially amend or renew any agreement, arrangement, plan or policy between the Company and one or more of its directors, officers, employees, agents or consultants, (iii) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee, agent or consultant or (iv) pay any benefit not required by any Employee Program or arrangement as in effect on the date hereof;

            (xv)    amend any term of any outstanding security of the Company in any material respect;

            (xvi)    modify or amend in any material respect any Material Contract or waive, release or assign any rights or claims under any Material Contract;

            (xvii)    enter into any agreement or other arrangement that is material to the business of the Company;

            (xviii)    license, assign or otherwise transfer to any Person or entity or otherwise extend, amend or modify in any material respect any rights to any Company Intellectual Property Assets or fail to maintain or enforce any Company Intellectual Property Assets;

            (xix)    permit any insurance policy naming the Company as a beneficiary or a loss payable payee to be canceled or terminated without obtaining a replacement insurance policy in a comparable amount and against comparable risks and losses;

            (xx)    terminate the employment of any officer of the Company;

            (xxi)    discourage customers, employees, suppliers, lessors, and other associates of the Company from maintaining the materially same business relationships with the Company after the date of this Agreement as were maintained prior to the date of this Agreement;

            (xxii)    engage in any action that would reasonably be expected to cause the Merger to fail to qualify as a "reorganization" under Section 368(a) of the Code;

            (xxiii)    take or agree to take any action which would make any of the representations and warranties of the Company contained in this Agreement untrue or incorrect as of the date when made in any material respect if such action had then been taken; or

            (xxiv)    enter into any agreement, contract, commitment or arrangement with respect to, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

        6.3    Meeting of Shareholders.

          (a)  Promptly following execution of this Agreement, the Company will take all action necessary in accordance with applicable law, the Company Charter and the Company Bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Transactions. Subject to Section 6.1, the Company will use its reasonable best efforts to solicit from its shareholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its shareholders as required by the rules of NASDAQ (or such other national exchange or securities quotation system on which the Company Common Stock may then be listed) or the WBCA to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the meeting of its shareholders to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company's shareholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the meeting of the Company's shareholders is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the meeting of the Company's shareholders. The Company shall ensure that the meeting of the Company's shareholders is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the meeting of the Company's shareholders are solicited, in compliance with the WBCA, the Company Charter and the Company Bylaws, the rules of NASDAQ (or such other national exchange or securities quotation system on which the Company Common Stock may then be listed) and all other applicable legal requirements. The Company's obligation to call, give notice of, convene and hold the meeting of its shareholders in accordance with this Section 6.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

          (b)  Subject to Section 6.1: (i) the Board of Directors of Company shall unanimously recommend that Company's shareholders vote in favor of and approve this Agreement and the Merger at the meeting of the Company's shareholders; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company's shareholders vote in favor of and approve this Agreement and the Merger at the meeting of the Company's shareholders; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of the Board of Directors of the Company that the Company's shareholders vote in favor of and approve this Agreement and the Merger.

        6.4    Additional Agreements.    Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company or Parent, as the case may be, is a party or by which any of its properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and other filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by governmental authorities; provided, however, that notwithstanding anything to the contrary in this Agreement, Parent and MergerCo shall not be required to sell, divest or otherwise dispose of any assets, businesses or lines of business material to Parent in order to comply with any provision of this Agreement, and neither Parent nor MergerCo shall be required to agree to or to observe any material restrictions or limitations on its ability to compete in any markets or lines of business or to acquire any assets or entities. Each of Parent and the Company shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any Regulatory Filings by any Governmental Entity or official, and each of Parent and the Company shall supply the other with copies of all correspondence between it and each of their respective Subsidiaries and representatives, on the one hand, and any other appropriate governmental official, on the other hand, with respect to any Regulatory Filings.

        The Company and Parent each shall keep the other apprised of the status of matters relating to the completion of the Transactions and work cooperatively in connection with obtaining any consents from Governmental Entities, including, without limitation: (a) promptly notifying the other of, and if in writing, furnishing the other with copies of (or, in the case of material oral communications, advise the other orally of) any communications from or with any Governmental Entity with respect to the Merger or any of the other Transactions; (b) permitting the other party to review and discuss in advance, and considering in good faith the views of one another in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity; (c) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance and to the extent permitted by such Governmental Entity gives the other party the opportunity to attend and participate thereat; (d) furnishing the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and any Governmental Entity with respect to this Agreement and the Transactions; and (e) furnishing the other party with such necessary information and assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any Governmental Entity. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.4 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent, MergerCo and the Company shall take all such necessary action.

        6.5    Proxy Statement; Registration Statement; Filing Cooperation.

          (a)  The Company and Parent shall prepare and Parent shall file with the SEC, under the Exchange Act and the Securities Act, a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "Form S-4") which shall include a proxy statement/prospectus and form of proxy (such proxy statement/prospectus together with any amendments or supplements thereto, the "Proxy Statement") relating to the shareholders meeting of the Company and the vote of the shareholders of the Company with respect to this Agreement and the Transactions. Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder, and the Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the offer and sale of Parent Common Stock in the Merger and the assumption of the Assumed Options and Company Warrants. Each of Parent and the Company shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Form S-4.

          Parent shall use its reasonable best efforts, and the Company will cooperate with it, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Proxy Statement and, in the case of Parent, the Form S-4, and the Company further agrees to take all steps necessary to cause the Proxy Statement and, in the case of Parent, the Form S-4, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Company's shareholders as and to the extent required by applicable federal and state securities laws.

          Each of Parent and the Company agrees that the information provided by it for inclusion in the Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of shareholders of the Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent will advise the Company, and deliver copies (if any) to the Company, promptly after either receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, or notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the securities issuable in connection with the Merger for offering or sale in any jurisdiction.

          (b)  The Company shall use its reasonable best efforts to promptly mail the Proxy Statement to its shareholders.

          (c)  The Company shall cooperate with Parent and its advisors in connection with any filings to be made by Parent, including, without limitation, filings under (a) the Securities Act, including, but not limited to, the filing of registration statements on Form S-3 and Form S-4, with the SEC, (b) the Exchange Act, and (c) applicable state securities laws, and shall furnish all information required in connection therewith. Such cooperation shall include, but not be limited to, obtaining any consent to inclusion of the Company's financial statements and the reports of the Company's independent public accountants with respect thereto in any filing made pursuant to any federal or state securities laws (and any public disclosure related thereto).

        6.6    Financial and Other Statements.    During the term of this Agreement, the Company shall also provide to Parent the following documents and information:

          (a)  As soon as practicable, the Company shall furnish to Parent copies of all such financial statements and reports as it shall send to its shareholders, the SEC or any other regulatory authority, to the extent any such reports furnished to any such regulatory authority are not confidential and except as legally prohibited thereby.

          (b)  Promptly upon receipt thereof, the Company shall furnish to Parent copies of all internal control reports submitted to the Company by its independent accountants in connection with each annual, interim or special audit of the books of the Company made by such accountants.

          (c)  As soon as practicable, the Company shall furnish to Parent (i) monthly profit and loss statements, and (ii) such additional monthly or other financial data as Parent may reasonably request, including, without limitation, accounts receivable (including an aging), an inventory analysis, a listing of accounts payable (including an aging) and a summary of shipments and orders received.

        6.7    Listing Application.    Parent shall promptly prepare and submit to the AMEX all reports, applications and other documents that may be necessary or desirable to enable all of the shares of Parent Common Stock that will be outstanding or will be reserved for issuance at the Effective Time to be listed for trading on the AMEX. Each of Parent and the Company shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with such AMEX listing process. Each of Parent and the Company agrees promptly to correct any information provided by it for use in the AMEX listing process if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company will advise and deliver copies (if any) to the other parties, promptly after it receives notice thereof, of any request by the AMEX for amendment of any submitted materials or comments thereon and responses thereto or requests by the AMEX for additional information.

        6.8    Affiliates.    Section 6.8 of the Company Disclosure Schedule contains a complete and accurate list of names and addresses of those Persons who may be deemed to be "affiliates" (each such Person, a "Company Affiliate") of the Company within the meaning of Rule 145 promulgated under the Securities Act. The Company shall use its best efforts to provide Parent such information and documents as Parent reasonably requests for purposes of reviewing such list. The Company shall advise the Persons identified on the list of the resale restrictions imposed by applicable securities laws and shall use its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each of Company Affiliates, an Affiliate Letter in the form attached as Exhibit A. Parent shall be entitled to place appropriate legends on the certificates evidencing any shares of Parent Common Stock to be received by the Company's Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for such shares of Parent Common Stock, consistent with the terms of such legends.

        6.9    Expenses.    Subject to Section 8.2 hereof and except as otherwise expressly provided herein, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs or expenses, provided, however, that Parent and the Company shall share equally in all fees, costs and expenses (other than attorneys' and accountants' fees, which fees shall be paid by the party incurring such expense), incurred in connection with the preparation, printing, filing and mailing of the Proxy Statement (including any preliminary materials related thereto) and the Form S-4 (including financial statements and exhibits).

        6.10    Officers' and Directors' Indemnification.

          (a)  From and after the Effective Time, Parent will and will cause the Surviving Corporation to, fulfill and honor in all respects all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company (collectively, the "Indemnified Parties") provided for in the Company Charter, the Company Bylaws and in any indemnification or other agreements of the Company in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Merger and the other Transactions, shall continue in full force and effect for a period of not less than six (6) years from the Effective Time. The Articles of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties.

          (b)  Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement (a so called "tail policy") under the Company's existing directors' and officers' liability insurance coverage for the Company and the Company's directors and officers in a form acceptable to the Company and Parent which shall provide the Company and such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company so long as the aggregate cost of the directors' and officers' liability insurance for such six (6) year period is less than $387,000 (the "Maximum Insurance Premium"); provided, however, that the Company agrees to cooperate in good faith with Parent in order to obtain the lowest premium for the above-referenced coverage. In the event that the Maximum Insurance Premium is insufficient for the above-referenced coverage, the Company may spend up to the Maximum Insurance Premium to purchase such lesser coverage that may be obtained for the Maximum Insurance Premium.

          (c)  If Parent or any of its successors or assigns consolidates with or mergers into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will assume the obligations set forth in this Section 6.10.

        6.11    Access to Information; Confidentiality.    From the date hereof until the Effective Time, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries and each of their and their respective Subsidiaries' officers, employees and agents to, afford to the other and to the officers, employees and agents of the other complete access, except to the extent such access is prohibited by the terms of a binding agreement with a third party or would jeopardize attorney-client privilege, at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish to the other such financial, operating and other data and information as the other may reasonably request. Each Party shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated as of March 26, 2002 (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms. At the Effective Time the Confidentiality Agreement will terminate.

        6.12    Publicity.    Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either such party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if it has used reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Transactions promptly after this Agreement is signed.

        6.13    Advice of Changes.    Each party shall promptly advise the other of (a) any change, effect, event, occurrence, non-occurrence, condition or development which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

        6.14    Delisting.    Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ or from such other national exchange or quotation system on which it may then be listed, provided that such delisting shall not be effective until after the Effective Time.

        6.15    Further Assurances.    At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerCo, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerCo, any other actions and things to vest, perfect or confirm on record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

        6.16    Tax-Free Reorganization.    Parent, MergerCo and the Company will execute and deliver to Perkins Coie LLP and Goodwin Procter LLP certificates in customary form as are reasonably requested by such counsel in connection with the delivery by such counsel of the opinions described in Section 7.2(e) and 7.3(f), such certificates and opinions to be delivered in connection with both the Form S-4 and the Closing. Except as otherwise required by law, each of Parent, MergerCo and the Company agrees to file its tax returns in a manner that is consistent with the Merger qualifying as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. None of Parent, MergerCo or the Company will knowingly take or cause to be taken any action that, or knowingly fail to take or cause to be taken any action the failure of which, reasonably would be expected to affect adversely the qualification of the Merger as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Each of Parent, MergerCo and the Company will use its reasonable best efforts to cause the Merger to qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E).

        6.17    Section 16.    Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of shares of Company Common Stock or Company Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

        6.18    Employee Benefit Matters.    With respect to any employee benefit plans, programs, contracts and other arrangements that are sponsored, maintained or contributed to by Parent or Parent Subsidiaries and in which employees who were also employees of the Company immediately prior to the Closing Date ("Company Employees") become eligible to participate after the Closing Date, Parent shall provide, and shall cause Parent Subsidiaries to provide, each Company Employee with eligibility and vesting credit (not benefit accrual credit) equal to the amount of service credited by the Company and its Affiliates to such Company Employee prior to the Closing Date. With respect to each such Employee Program, Parent shall (i) waive, and shall cause Parent Subsidiaries to waive, all limitations as to preexisting conditions, exclusions and waiting periods applicable to each Company Employee (and his or her covered spouse and dependents) if and to the extent such Company Employee is not subject to, or satisfies, such limitations, exclusions and waiting periods under the analogous Company employee benefit plan, program, contract or arrangement, and (ii) provide, and shall cause Parent Subsidiaries to provide, such Company Employee (and his or her covered spouse and dependants) with credit for any co-payments and deductibles paid by such Company Employee in his or her current coverage period and prior to the Closing Date in satisfying such Employee Program's deductible or out-of-pocket requirements applicable to its current coverage period. The foregoing shall not be construed to constitute or imply any obligation on behalf of Parent or Parent Subsidiaries (including the Company after the Effective Time) to sponsor, maintain or contribute to, or to continue to sponsor, maintain or contribute to, any Employee Program or other employee benefit plan, program, contract or other arrangement, or to continue the employment of any employee who was also an employee of the Company prior to the Closing Date, and if Parent determines, in its sole discretion, that any Employee Program of the Company should be terminated immediately prior to the Effective Time, Company agrees to cause such termination immediately prior to the Effective Time upon reasonable notice, in writing, by Parent.

ARTICLE VII—CONDITIONS TO THE MERGER

        7.1    Conditions to the Obligations of Each Party to Effect the Merger.    The respective obligations of each party to effect the Merger shall be subject to the fulfillment or written waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

          (a)    Shareholder Approval.    This Agreement and the Transactions shall have been approved by the requisite vote of the shareholders of the Company.

          (b)    No Injunctions, Orders or Restraints; Illegality.    No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "Injunction") nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Merger illegal or (ii) otherwise restrict, prevent or prohibit the consummation of, or impose any burdensome conditions on any of the Transactions, including the Merger.

          (c)    Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

          (d)    Listing.    Parent shall have obtained the approval for the listing of the shares of Parent Common Stock issuable in the Merger and upon exercise of the Assumed Options and the Company Warrants on the AMEX, subject to official notice of issuance.

          (e)    Loan Agreement.    Parent or one of its subsidiaries shall have received any necessary consents with respect to the Transactions (including the Merger) then required under any material loan agreement with Parent or any of its subsidiaries.

        7.2    Conditions to Obligations of the Company.    The obligations of the Company to effect the Merger are further subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and MergerCo set forth herein shall be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of such time (without giving effect to any limitations as to materiality or Parent Material Adverse Effect set forth therein), except that those representations and warranties that are made only as of a particular date shall have been true and correct only on such date.

          (b)    Performance of Obligations of Parent.    Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

          (c)    Officers' Certificate.    The Company shall have received a certificate of the Chief Executive Officer or President of Parent, dated the Closing Date, to the effect that the statements set forth in paragraphs (a) and (b) of this Section 7.2 are true and correct.

          (d)    Consents, Approvals, Etc.    All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Parent and the Parent Subsidiaries and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made such consents, authorizations, orders, approvals, filings or registrations, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

          (e)    Tax Opinion.    The Company shall have received a written opinion from its counsel, Perkins Coie LLP, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. In connection with such tax opinion, Parent, MergerCo and the Company will provide such representations as have been requested by such counsel, which shall be entitled to rely upon such representations in rendering its opinion.

        7.3    Conditions to Obligations of Parent.    The obligation of Parent to effect the Merger is further subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth herein shall be true and correct in all material respects when made and at and as of the Closing Date, as if made at and as of such time (without giving effect to any limitations as to materiality or Company Material Adverse Effect set forth therein), except that those representations and warranties that are made only as of a particular date shall have been true and correct only on such date.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

          (c)    Absence of Company Changes.    From the date of this Agreement through the Closing Date, there shall not have occurred any change or changes concerning the Company that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

          (d)    Officers' Certificate.    Parent shall have received a certificate of the Chief Executive Officer or President of the Company to the effect that the statements set forth in paragraphs (a), (b) and (c) of this Section 7.3 are true and correct.

          (e)    Consents, Approvals, Etc.    (i) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by the Company and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made such consents, authorizations, orders, approvals, filings or registrations, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect and (ii) all consents and new agreements or amendments to agreements set forth in Section 7.3(e) of the Company Disclosure Schedule shall have been obtained in a form satisfactory to Parent.

          (f)    Tax Opinion.    Parent shall have received a written opinion from its counsel, Goodwin Procter LLP, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In connection with such tax opinion, Parent, MergerCo and the Company will provide such representations as have been requested by counsel, which shall be entitled to rely upon such representations in rendering its opinion.

          (g)    Shareholders Approval.    This Agreement and the Merger shall have been approved and adopted by the requisite votes of the holders of the outstanding capital stock of the Company and the number of Dissenting Shares for which the Company has received notice of the holder's intent to demand fair value under Section 23B.13.210 of the WBCA shall not exceed 2% of the number of shares of outstanding Company Common Stock.

          (h)    Affiliates' Letters.    Parent shall have received an executed copy of an Affiliate Letter from each Affiliate of the Company.

          (i)    Consulting Agreement.    The consulting agreement executed on the date hereof between MergerCo and Thomas Bologna, the Chairman, President and Chief Executive Officer of the Company, pursuant to which he will provide consulting services to the Surviving Corporation after the Effective Time shall not have been terminated unless such termination was by MergerCo without cause.

ARTICLE VIII—TERMINATION, AMENDMENT AND WAIVER

        8.1    Termination.    This Agreement may be terminated and abandoned at any time prior to the Effective Time, and except as provided below, whether before or after the approval of matters presented in connection with the Merger by the shareholders of Parent and the Company:

          (a)  by the mutual written consent of Parent, MergerCo and the Company;

          (b)  by either of Parent or MergerCo, or the Company:

              (i)  if any Governmental Entity shall have enacted, entered, issued, promulgated or enforced a final and nonappealable Injunction (which Injunction the parties hereto shall have used their reasonable best efforts to lift), which prohibits the consummation of the Merger or the other Transactions on the terms contemplated by this Agreement (provided that the party seeking to rely upon this condition has fully complied with and performed its obligations pursuant to Section 6.4 hereof), or permanently enjoins the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Merger; or

            (ii)  if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before March 31, 2003; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of the failure of the Effective Time to occur on or before such date;

          (c)  By the Company if:

              (i)  Parent or MergerCo shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent except for any such breach which, individually or together with any one or more such other breaches has not had and is not reasonably likely to have a Parent Material Adverse Effect; or

            (ii)  Parent or one of its subsidiaries has not, on or before November 15, 2002, obtained any necessary consents required, with respect to agreements existing on such date, under Section 7.1(e) and Parent or one of its subsidiaries does not thereafter obtain such consents prior to the time the Company elects to terminate this Agreement under this Section 8.1(c)(ii);

          (d)  by Parent if:

              (i)  the Company shall have breached any of its representations, warranties, covenant or other agreement contained in this Agreement (other than those set forth in Section 6.1 hereof), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company, except for any such breach which, individually or together with any one or more other such breaches, has not had and is not reasonably likely to have a Company Material Adverse Effect;

            (ii)  the Company shall have breached any representation, warranty, covenant or other agreement contained in the Option Agreement or Section 6.1 of this Agreement, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company, except for any such breach which, individually or together with any one or more other such breaches, has not prevented or materially delayed, and would not reasonably be expected to prevent or materially delay, the Closing or the performance of this Agreement;

            (iii)  any required approval of the shareholders of the Company that is a condition to the obligations of Parent, MergerCo or the Company under Section 7.1 of this Agreement shall not have been duly obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any postponement or adjournment thereof; or

            (iv)  Parent or one of its subsidiaries has not, on or before November 15, 2002, obtained any necessary consents required, with respect to agreements existing on such date, under Section 7.1(e) and Parent or one of its subsidiaries does not thereafter obtain such consents prior to the time Parent elects to terminate this Agreement under this Section 8.1(d)(iv);

          (e)  by Parent, if (i) the Company Board shall have failed to make, or shall have withdrawn, amended, modified or changed its approval or recommendation of this Agreement or any of the Transactions; (ii) the Company shall have failed to include the favorable recommendation of its Board of Directors of this Agreement and the Transactions in the Proxy Statement; (iii) the Company Board shall have failed to recommend, or shall have withdrawn or modified its favorable recommendation, that they approve this Agreement and the Merger; (iv) the Company or its Board of Directors shall have approved, recommended, executed or entered into an agreement in principle or definitive agreement relating to an Acquisition Proposal; or (v) the Company or its Board of Directors shall have resolved to do any of the foregoing;

          (f)    by Parent, if a tender or exchange offer relating to securities of the Company shall have been commenced by a third party and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 under the Exchange Act, within ten (10) business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer; and

          (g)  by the Company, prior to the Company's shareholders' meeting, concurrently with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 6.1; provided, however, that prior to terminating this Agreement pursuant to this Section 8.1(g) the Company shall have provided Parent with five (5) business days prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and any conditions to which such Superior Proposal is subject. During such five (5) day period, the Company shall, and shall cause its respective financial and legal advisors to, consider and discuss with Parent and its financial and legal advisors any adjustment in the terms and conditions of this Agreement that Parent may propose; provided further that the Company may not effect such termination pursuant to this Section 8.1(g) unless the Company immediately prior to such termination pays to Parent or its designee the Termination Fee due pursuant to Section 8.2 hereof.

        8.2    Effect of Termination.

          (a)  In the event of the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or shareholders and all rights and obligations of any party hereto shall cease except that (i) this Section 8.2 and the agreements contained in Sections 6.9 and 9.7 and the second sentence of Section 6.11 shall survive any termination, and (ii) no party shall be released or relieved from liability for any fraud or willful breach of this Agreement except as provided in this Section 8.2.

          (b)  If (i) the Company has willfully or intentionally breached any representation, warranty, covenant or other agreement contained in this Agreement or the Option Agreement and Parent terminates this Agreement pursuant to Section 8.1(d)(i) or (ii), (ii) Parent terminates this Agreement pursuant to Section 8.1(e) or 8.1(f), or (iii) the Company terminates this Agreement pursuant to Section 8.1(g), then the Company shall pay to Parent an amount in cash equal to the sum of $1,800,000 (the "Termination Amount").

          (c)  If (i) an Acquisition Proposal has been received by the Company or publicly announced by any Person prior to the final adjournment of the Company's shareholders meeting to be called to consider and vote upon the approval of this Agreement and the Transactions; (ii) this Agreement is thereafter terminated pursuant to Section 8.1(d)(iii); and (iii) at any time within one year after such termination of this Agreement, the Company enters into an agreement relating to an Acquisition Proposal with a Person other than Parent, or the Company Board recommends or resolves to recommend to the Company's shareholders approval or acceptance of an Acquisition Proposal with a Person other than Parent or does not recommend to its shareholders that they reject and do not accept any Acquisition Proposal that is in the form of an actual or proposed tender offer or exchange offer within ten (10) business days of the making or announcement of such offer, then prior to the entry into such agreement or the making of such recommendation or resolution of approval or acceptance or at the end of such ten (10) day period, as applicable, the Company shall pay to Parent the Termination Amount.

          (d)  The Company shall not enter into any agreement relating to an Acquisition Proposal with a Person other than Parent or MergerCo at any time prior to or within one year after termination of this Agreement, unless such Person shall, prior to the execution of such agreement, have paid or cause to be paid to Parent, to the extent due, any Termination Amount due under this Section 8.2.

          (e)  The parties acknowledge and agree that the provisions for payment of the Termination Amount are included herein in order to induce Parent to enter into this Agreement and to reimburse and compensate Parent for, among other things, costs and expenses incurred related to entering into this Agreement and seeking to consummate the Transactions. Notwithstanding anything to the contrary set forth in this Agreement, (i) any portion of the Termination Amount paid to and retained by Parent shall be credited against any subsequent obligation to pay the Termination Amount and (ii) in the event Parent files suit to seek all or a portion of the Termination Amount, Parent shall be reimbursed by the Company for any and all expenses which it has incurred in enforcing its rights hereunder, including without limitation, attorneys' fees and expenses.

          (f)    The right to the payment of the Termination Amount set forth in this Section 8.2 shall be the exclusive remedy at law or in equity to which Parent and MergerCo may be entitled upon termination of this Agreement under the conditions set forth in Section 8.1(e) or (f), if Parent's only right to terminate this agreement is pursuant to Section 8.1(e) or (f).

        8.3    Amendment.    This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the shareholders of MergerCo and the Company, but in any event only following authorization by the board of directors of MergerCo and the Company Board; provided, however, that after any such shareholder approval, no amendment shall be made which by law requires further approval by the shareholders without obtaining such approval.

        8.4    Extension; Waiver.    At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX—GENERAL PROVISIONS

        9.1    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

  (a)
  if to Parent:

    Inverness Medical Innovations, Inc.
    51 Sawyer Road
    Suite 200
    Waltham, MA 02453-3448
    Attn: General Counsel
    Telecopy No.: (781) 647-3939

    with a copy to:

    Goodwin Procter LLP
    Exchange Place
    Boston, Massachusetts 02109
    Attn: Stephen W. Carr, P.C.
                    Scott F. Duggan, Esq.
    Facsimile: (617) 523-1231

  (b)
  if to the Company:

    Ostex International, Inc.
    2203 Airport Way South
    Suite 400
    Seattle, WA 98134
    Attn: Chief Executive Officer
    Telecopy No.: (206) 292-8625

    with a copy to:

    Perkins Coie LLP
    1201 Third Avenue, Suite 4800
    Seattle, Washington 98101-3099
    Attn: Faith M. Wilson, Esq.
    Facsimile: (206) 583-8500

        9.2    Interpretation.    Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The "knowledge of" "known to" or other derivatives of "know" with respect to the Company or Parent will mean the actual knowledge of the executive officers and directors of the Company or Parent, in each case assuming the exercise of reasonably inquiry.

        9.3    Non-Survival of Representations, Warranties, Covenants and Agreements.    Except for Articles I, II, III and IX, Sections 6.7, 6.8, 6.9, 6.10, 6.14, 6.15 and 6.16 and the second sentence of Section 6.11, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of Parent, MergerCo or the Company or any of their respective officers, directors or shareholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

        9.4    Miscellaneous.    This Agreement (a) constitutes, together with the Confidentiality Agreement, the Parent Disclosure Schedule and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth in the following sentence) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement. Section 6.10 of this Agreement is intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions hereof in the Massachusetts Courts, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.5    Assignment.    Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties.

        9.6    Severability.    If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

        9.7    Choice of Law; Consent to Jurisdiction.    All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Washington without regard to its rules of conflict of laws. Each of Parent, MergerCo and the Company hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Commonwealth of Massachusetts located in Boston, Massachusetts and of the United States of America located in the Boston, Massachusetts (the "Massachusetts Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Massachusetts Courts and agrees not to plead or claim in any Massachusetts Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the Commonwealth of Massachusetts, to appoint and maintain an agent in the Commonwealth of Massachusetts as such party's agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the Commonwealth of Massachusetts. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in the Commonwealth of Massachusetts, each such party does hereby appoint The Corporation Trust Company, as such agent.

        9.8    Incorporation.    The Parent Disclosure Schedule and the Company Disclosure Schedule and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein respectively are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        9.9    Defined Terms.    As used in this Agreement, the following terms shall have the meanings indicated:

  "1994 Plan" has the meaning set forth in Section 2.3(a).

  "Acquiring Person" has the meaning set forth in Section 4.25.

  "Acquisition Proposal" has the meaning set forth in Section 6.1(e).

  "Affiliate" shall have the meaning set forth in Section 4.18(i)(iii).

  "Agreement" has the meaning set forth in the preface.

  "AMEX" means the American Stock Exchange.

  "Articles of Merger" has the meaning set forth in Section 1.3.

  "Assumed Options" has the meaning set forth in Section 2.3(a).

  "CERCLA" has the meaning set forth in Section 4.14(a).

  "Certificate" has the meaning set forth in Section 2.1(d).

  "CLIA" means the Clinical Laboratory Improvement Amendments of 1988 or any successor statutes.

  "Closing" has the meaning set forth in Section 1.2.

  "Closing Date" has the meaning set forth in Section 1.2.

  "Code" has the meaning set forth in the recitals.

  "Commitment" has the meaning set forth in Section 4.9.

  "Company" has the meaning set forth in the preface.

  "Company Affiliate" has the meaning set forth in Section 6.8.

  "Company Board" has the meaning set forth in the recitals.

  "Company Bylaws" means the bylaws of the Company, as amended through the date hereof.

  "Company Charter" means the Articles of Incorporation of the Company, as amended through the date hereof.

  "Company Common Stock" has the meaning set forth in the recitals.

  "Company Disclosure Schedule" means the disclosure letter delivered by the Company to Parent at or prior to the execution of the Agreement.

  "Company Form 10-K" means the annual report on Form 10-K for the year ended December 31, 2001 filed by the Company with the SEC.

  "Company Form 10-Q" means the quarterly report on Form 10-Q for the quarter ended June 30, 2002 filed by the Company with the SEC.

  "Company Intellectual Property Assets" has the meaning set forth in Section 4.13(d)(ii).

  "Company Material Adverse Effect" means an effect on the Company that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition, results of operations or current prospects of the Company, except, in each case, for any such effect resulting from or arising out of (i) changes or developments in financial or securities markets in general, (ii) any change in the Company's stock price or trading volume, in and of itself, or (iii) the initiation by NASDAQ of delisting procedures relating to, or the actual delisting of, the Company Common Stock from the NASDAQ National Market for failure to satisfy quantitative criteria for continued listing.

  "Company Options" has the meaning set forth in Section 2.3(a).

  "Company Permits" has the meaning set forth in Section 4.15.

  "Company Rights Agreement" has the meaning set forth in Section 4.25.

  "Company SEC Reports" has the meaning set forth in Section 4.7(a).

  "Company Series A Preferred Stock" has the meaning set forth in Section 4.3(a).

  "Company Stock Option Plans" has the meaning set forth in Section 2.3(a).

  "Company Undesignated Preferred Stock" has the meaning set forth in Section 4.3(a).

  "Company Warrants" has the meaning set forth in Section 4.3(a).

  "Confidentiality Agreement" has the meaning set forth in Section 6.11.

  "Contingent Workers" has the meaning set forth in Section 4.19(c).

  "Contract" has the meaning set forth in Section 4.16.

  "Conversion Ratio" means the quotient (rounded by the nearest 1/10,000) determined by dividing 2,300,000 by the Total Shares of Company Common Stock immediately prior to the Effective Time.

  "Copyrights" has the meaning set forth in Section 4.13(l)(i)(C).

  "Customers and Distributors" has the meaning set forth in Section 4.34(a).

  "Directors' Plan" has the meaning set forth in Section 2.3(a).

  "Dissenting Shares" has the meaning set forth in Section 2.2.

  "Effective Time" has the meaning set forth in Section 1.3.

  "Employee Program" has the meaning set forth in Section 4.18(i)(i).

  "Environmental Laws" has the meaning set forth in Section 4.14(b).

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

  "Exchange Agent" has the meaning set forth in Section 3.1(a).

  "Exchange Fund" has the meaning set forth in Section 3.1(a).

  "FDA" means the U.S. Food and Drug Administration.

  "FDC Act" means the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder.

  "Form S-4" has the meaning set forth in Section 6.5(a).

  "GAAP" means generally accepted accounting principles in the United States.

  "Governmental Entity" has the meaning set forth in Section 4.15.

  "Hazardous Materials" has the meaning set forth in Section 4.14(b).

  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "Indemnified Parties" has the meaning set forth in Section 6.10(a).

  "Injunction" means an order by a Governmental Entity commanding or preventing an action.

  "Intellectual Property Assets" has the meaning set forth in Section 4.13(l)(i).

  "Inventory" has the meaning set forth in Section 4.31.

  "IRS" means the Internal Revenue Service.

  "Leases" has the meaning set forth in Section 4.12(b).

  "Leased Real Property" has the meaning set forth in Section 4.12(b).

  "Lien" means any mortgage, pledge, lien, security interest, conditional or installment sale agreement, encumbrance, charge or other claims of third parties of any kind.

  "Loan Agreement" means the Loan Agreement by and between the Company and Parent, dated as of the date hereof, pursuant to which Parent has agreed to make, or arrange for one of its affiliates to make, certain loans to the Company.

  "Marks" has the meaning set forth in Section 4.13(l)(i)(B).

  "Massachusetts Courts" has the meaning set forth in Section 9.7

  "Material Contract" has the meaning set forth in Section 4.16.

  "Material Parent Subsidiary" means a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC.

  "Maximum Insurance Premium" has the meaning set forth in Section 6.10(b).

  "Merger" has the meaning set forth in the recitals.

  "MergerCo" has the meaning set forth in the preface.

  "MergerCo Common Stock" has the meaning set forth in Section 2.1(c).

  "Merger Consideration" means the number of shares of Parent Common Stock calculated in accordance with Section 2.1(c) together with the cash in lieu of fractional shares calculated in accordance with Section 3.1(e) to be exchanged for each share of Company Common Stock.

  "Multiemployer Plan" has the meaning set forth in Section 4.18(i)(iv).

  "NASD" means National Association of Securities Dealers.

  "NASDAQ" means National Association of Securities Dealers Automated Quotation System.

  "Nondisclosure Contracts" has the meaning set forth in Section 4.13(l)(iv).

  "Old Plan" has the meaning set forth in Section 2.3(a).

  "Option Agreement" has the meaning set forth in the recitals.

  "Parent" has the meaning set forth in the preface.

  "Parent Board" has the meaning set forth in Section 5.2.

  "Parent Bylaws" means the bylaws of Parent.

  "Parent Certificate" means the Certificate of Incorporation of Parent.

  "Parent Common Stock" has the meaning set forth in the recitals.

  "Parent Disclosure Schedule" means the disclosure letter delivered by Parent at or prior to the execution of this Agreement.

  "Parent Material Adverse Effect" means an effect on, Parent, MergerCo or any of Parents Subsidiaries that is, or would reasonably be expected to be, materially adverse to the assets, liabilities, business, financial condition or results of operations or current prospects of Parent and its Subsidiaries, taken as a whole, except, in each case, for any such effect resulting from or arising out of (i) changes or developments in financial or securities markets in general or (ii) any change in Parent's stock price or trading volume, in and of itself.

  "Parent SEC Report" has the meaning set forth in Section 5.5.

  "Parent Series A Preferred Stock" has the meaning set forth in Section 5.3(a).

  "Parent Stock Option Plan" has the meaning set forth in Section 5.3(a).

  "Parent Subsidiary" means MergerCo or any other direct or indirect Subsidiary of Parent.

  "Parent Undesignated Preferred Stock" has the meaning set forth in Section 5.3(a).

  "Parent Warrants" has the meaning set forth in Section 5.3(a).

  "Patents" has the meaning set forth in Section 4.13(l)(i)(A).

  "Person" means any individual, corporation, association, partnership, limited liability company, trust, joint venture, unincorporated body, Governmental Entity or any other entity.

  "Products" has the meaning set forth in Section 4.13(l)(iii).

  "Proxy Statement" has the meaning set forth in Section 6.5(a).

  "Regulatory Filings" has the meaning set forth in Section 4.6.

  "Rights" has the meaning set forth in Section 4.13(l)(i)(E).

  "Rights Plan" has the meaning set forth in Section 2.5

  "SEC" means the United States Securities and Exchange Commission.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  "Securities Laws" has the meaning set forth in Section 4.7(a).

  "Subsidiary" means any corporation more than fifty percent (50%) of whose outstanding voting securities, or any partnership, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by another entity.

  "Superior Proposal" means an unsolicited, bona fide written offer made by a third party to consummate an Acquisition Proposal, which Acquisition Proposal is likely to be consummated, and that (i) the Company Board determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of the Company (in their capacities as shareholders) than the Transactions, (ii) is not conditioned on obtaining financing (and with respect to which Parent has received written evidence of such Person's ability to fully finance its Acquisition Proposal), (iii) is for one hundred percent (100%) of the Company Common Stock and (iv) is, in the opinion of SG Cowen (or any other nationally recognized investment banking firm), more favorable to the shareholders of the Company from a financial point of view than the transactions contemplated hereby.

  "Suppliers" has the meaning set forth in Section 4.34(a).

  "Surviving Corporation" has the meaning set forth in Section 1.1.

  "Taxes" means all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

  "Tax Returns" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

  "Termination Amount" has the meaning set forth in Section 8.2(b).

  "Total Shares of Company Common Stock" means the sum of: (i) the number of issued and outstanding shares of Company Common Stock, (ii) the aggregate number of shares of Company Common Stock subject to all outstanding options to purchase any shares of Company Common Stock from the Company (whether or not then exercisable), and (iii) the aggregate number of shares of Company Common Stock subject to all outstanding warrants, convertible securities or other rights to purchase or acquire any shares of Company Common Stock from the Company (whether or not then exercisable or convertible).

  "Trade Secrets" has the meaning set forth in Section 4.13(l)(i)(D).

  "Transactions" has the meaning set forth in the recitals.

  "Voting Agreement" has the meaning set forth in the recitals.

  "Voting Agreement Shareholders" has the meaning set forth in the recitals.

  "WBCA" has the meaning set forth in the recitals.

        IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INVERNESS MEDICAL INNOVATIONS, INC.
By:	/s/ Ron Zwanziger
	Name:	Ron Zwanziger
	Title:	Chief Executive Officer and President
GERAS ACQUISITION CORP.
By:	/s/ Anthony J. Bernardo
	Name:	Anthony J. Bernardo
	Title:	President
OSTEX INTERNATIONAL, INC.
By:	/s/ Thomas A. Bologna
	Name:	Thomas A. Bologna
	Title:	Chief Executive Officer and President

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  EXHIBIT 99.2
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER